Exhibit 10.49

Certain identified information has been excluded from this exhibit because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. Excluded information is indicated with brackets and asterisks [*****].

ASSET PURCHASE AGREEMENT

by and between

ACORDA THERAPEUTICS, INC.

and

CATALENT PHARMA SOLUTIONS, INC.

Dated as of January 12, 2021

TABLE OF CONTENTS

EXHIBITS

A	Form of Bill of Sale and Assignment and Assumption Agreement
B	Form of Manufacturing Services Agreement
C	Form of Transitional Services Agreement
D	Form of Assumption of Lease
E	R&W Insurance Policy

SCHEDULES

1.01(a)	Knowledge of Seller
1.01(b)	Permitted Liens
1.01(c)	Retained Employees
1.01(d)	Waltham Excluded Assets
1.01(e)	Waltham Lease
2.02(a)(i)	Transferred Inventory
2.02(a)(ii)	Chelsea Lease
2.02(a)(iii)	Consent Agreement
2.02(a)(iv)	Transferred Contracts
2.02(a)(vi)	Transferred Permits
2.03(a)	Required Consents
2.03(d)	Shared Contracts
3.03(a)	Closing Inventory Value
6.01	Conduct of Business
6.14	Seller Guarantees
6.18(a)	Purchase Price Allocation
8.01(b)	Contractual Consents
8.03(d)	No Proceedings

Seller Disclosure Schedule

v

INDEX OF DEFINED TERMS

Defined TermPageDefined TermPage

Acquisition	10
Acquisition Proposal	51
Affiliate	1
Agreement	1
[*****]	1
[*****]	1
Allocation Schedule	49
Ancillary Agreements	1
Assumed Liabilities	14
Assumed [*****] Environmental Liabilities	15
Assumption of Lease	17
Bill of Sale	1
Business Day	1
Cause	1
Chelsea Facility	2
Chelsea Lease	10
Chelsea SPCC Plan	53
Civitas	2
Claim Notice	64
Closing	17
Closing Date	17
Closing Inventory Value	2
Closing Payment	2
Code	2
Comparable Position	2
Confidential Information	2
Confidentiality Agreement	2
Consent	3
Consent Agreement	10
Continuation Period	54
Contract	3
Direct Claim	64
Disclosing Party	41
Dispute	3
Divesting Entities	3
Effective Time	17
Eisner Amper	19
Employee Benefit Plan	3
Employees	28
End Date	59
Enforceability Exceptions	23
Environmental Law	3
Environmental Liabilities	3
ERISA	4
Estimated Closing Inventory Value	19
Excluded Assets	11
Excluded Communications	4
Facility	4
FFDCA	4
Final Purchase Price	20
Fraud	4
GAAP	4
GMP	4
Governmental Entity	4
Hazardous Substances	5
Hazardous Waste	5
Improvements	33
Indemnification Objection Notice	65
Indemnification Objection Period	65
Indemnified Party	62
Indemnifying Party	63
Indemnity Cap	66
Independent Expert	20
Insurance Policies	34
Intellectual Property	5
Inventory Statement	19
Inventory Valuation Principles	19
IRS	5
Judgment	5
Know-How	5
Knowledge of Seller	5
Law	5
Leave Employees	54
Liabilities	5
Liens	5
Lock Down Information	5
Losses	61
MA DEP	52
MA DEP Permit	52
MA DEP Permit Application	52
Manufacture	6
Manufacturing Services Agreement	6
Material Adverse Effect	6
Notice of Objection	19
Objection Period	19
Permits	30
Permitted Liens	6

Exhibit 10.49

Person	7
Post-Closing Tax Period	7
Pre-Closing Accounts Receivable	12
Pre-Closing Period	7
Pre-Closing Tax Period	7
Proceeding	7
Product	7
Purchase Price	7
Purchaser	1
Purchaser 401(k) Plan	55
Purchaser Affiliate	35
Purchaser Benefit Plans	55
Purchaser Fundamental Representations	58
Purchaser Indemnitees	61
Purchaser Material Adverse Effect	36
Purchaser’s Allocations	50
R&W Binder	36
R&W Insurer	36
R&W Policy	36
Receiving Party	41
Recipients	41
Release	7
Remedial Action	7
Representatives	8
Required Consents	12
Resolution Period	19
Retained Employees	8
Retained Environmental Liabilities	16
Retained Liabilities	15
Retained Names and Marks	49
Seller	1
Seller 401(k) Plan	55
Seller Disclosure Schedule	23
Seller Fundamental Representations	57
Seller Guarantees	48
Seller Indemnitees	62
Seller Intellectual Property	8
Shared Contract	13
SPCC Plan	53
Straddle Tax Period	8
Survival Period	69
Tax	8
Tax Consideration	49
Tax Return	8
Taxes	8
Taxing Authority	8
Third Party	8
Third Party Claim	63
Third Party IP Claim	62
Transfer Form	52
Transfer Taxes	8
Transferred Assets	10
Transferred Contracts	10
Transferred Employee	54
Transferred Equipment	11
Transferred Inventory	10
Transferred Permits	11
Transitional Services Agreement	8
Waltham Excluded Assets	9
Waltham Facility	9
Waltham Lease	9
WARN Act	54
Willful Breach	60

ASSET PURCHASE AGREEMENT, dated as of January 12, 2021 (this “Agreement”), by and between Acorda Therapeutics, Inc., a Delaware corporation (“Seller”), and Catalent Pharma Solutions, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, the Divesting Entities collectively own all of the Transferred Assets; and

WHEREAS, the parties hereto desire that, at the Closing, the Divesting Entities shall sell to Purchaser, and Purchaser shall purchase from the Divesting Entities, the Transferred Assets, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

Article I
DEFINED TERMS; INTERPRETATION

Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person.  For purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“[*****]” means the [*****].

“[*****]” means [*****].

“Ancillary Agreements” means the Bill of Sale, the Manufacturing Services Agreement, the Transitional Services Agreement and any other agreements and instruments to be executed and delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement.

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement to be entered into at the Closing between Purchaser and Seller (or their respective Affiliates), substantially in the form of Exhibit A.

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the Commonwealth of Massachusetts.

“Cause” means (a) gross negligence, willful misconduct or rank incompetence on the part of the Transferred Employee in the performance of his or her employment duties; (b) the Transferred Employee’s material breach of any material written policy of Purchaser or any of its Affiliates or any written directive from an officer of Purchaser or any of its Affiliates not inconsistent with any such policy, in each case that has been made available to the Transferred

Employee; (c) any act of dishonesty or any act or omission, in each case, which constitutes a knowing violation of Law on the part of the Transferred Employee; (d) any material breach by the Employee of any written agreement between the Transferred Employee and Purchaser or any of its Affiliates, other than an insubstantial or inadvertent breach which is not repetitive and is remedied by the Transferred Employee within 5 days after receipt of written notice thereof; (e) the Transferred Employee’s commission of a felony or other crime involving moral turpitude or fraud; or (f) drunkenness or substance abuse by the Transferred Employee that interferes with the Transferred Employee’s performance of duties.

“Chelsea Facility” means, collectively, the facilities located at Brickyard Square, 190 Everett Avenue, 180 Everett Avenue and 115 Carter Street, Chelsea, MA and leased pursuant to the Chelsea Lease.

“Civitas” means Civitas Therapeutics, Inc., a Delaware corporation and a wholly owned subsidiary of Seller.

“Closing Inventory Value” means the value of the Transferred Inventory as of the Effective Time, determined in the manner set forth in Section 3.03.

“Closing Payment” means an amount in cash equal to $80,000,000.

“Code” means the Internal Revenue Code of 1986.

“Comparable Position” means a position with Purchaser or its Affiliates in which (a) the Employee’s level of responsibilities would not (except for Cause) be, in the whole, significantly reduced (determined without regard to the responsibilities or title of the Employee’s supervisor) and (b) the Employee’s principal place of business is not moved to a location more than 50 miles from the Chelsea Facility.

“Confidential Information” means any and all (a) information that has been, prior to the Closing Date, or is, at any time on or after the Closing Date (including pursuant to Section 6.02(a) or Section 6.02(b)), provided or communicated to the Receiving Party by or on behalf of the Disclosing Party (including by a Third Party) pursuant to this Agreement or any Ancillary Agreement or in connection with the transactions or other arrangements contemplated hereby or thereby or any discussions or negotiations with respect or leading up thereto, whether provided or communicated orally, visually, electronically, in writing, by delivery of materials containing such information or material or in any other form now known or hereafter invented, (b) without limiting the foregoing, the Lock Down Information and information described in the foregoing clause (a) that is included in the Seller Intellectual Property, as to which Seller shall in all cases be deemed the Disclosing Party, and (c) information relating exclusively to the Transferred Assets or the Assumed Liabilities (but, for avoidance of doubt, excluding any and all Lock Down Information and Seller Intellectual Property), as to which Purchaser shall in all cases be deemed the Disclosing Party, together with, in each case ((a), (b) and (c)), any data, ideas, concepts or techniques contained therein and any modifications thereof or derivations therefrom.

“Confidentiality Agreement” means the Confidential Disclosure Agreement, dated as of January 20, 2020, between Seller and Purchaser (or their respective Affiliates), as amended by the amendment thereto dated August 17, 2020.

“Consent” means a consent, approval or authorization.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, undertaking, indenture, guarantee, joint venture and any other legally binding agreement, commitment or arrangement, in each case whether written or oral.

“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement or any Ancillary Agreement.

“Divesting Entities” means Seller, Civitas and all other Affiliates of Seller that, as of immediately prior to the Closing, have any right, title or interest in, to or under any Transferred Asset.

“Employee Benefit Plan” means any retirement, pension, deferred compensation, medical, dental, disability, life, severance, change-in-control, retention, paid time off (PTO), vacation or other leave, incentive bonus, fringe benefit, Code Section 125 cafeteria, profit sharing, phantom equity, equity-based compensation, and stock purchase plan, and other similar plan, policy, program, agreement or arrangement sponsored or maintained by Seller or its Affiliates and in which any Employee is eligible to participate (in each case whether or not reduced to writing, funded or unfunded, whether or not tax-qualified and whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA or otherwise subject to ERISA).

“Environmental Law” means any Law relating to (a) pollution (or the cleanup thereof) or the protection of the environment, natural resources or endangered or threatened species, or (b) the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, Release, transportation, processing, production, disposal or remediation of any Hazardous Substances or Hazardous Waste.  Notwithstanding anything to the contrary in the foregoing, the term “Environmental Law” includes the following (including any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (insofar as this last listed Law relates to exposure to Hazardous Substances).

“Environmental Liabilities” means any Liabilities arising under or resulting from any Environmental Laws, the requirements of any Governmental Entity with regulatory jurisdiction over the enforcement of Environmental Laws, or the presence, Release or threatened Release of or exposure to Hazardous Substances, including Liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Communications” means any and all (a) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the Acquisition and the other transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise prepared in connection with the sale of the Transferred Assets, including all (i) bids received from Third Parties and analyses relating to the Transferred Assets or the Assumed Liabilities, (ii) confidentiality, joint defense or similar agreements with prospective purchasers of the Transferred Assets and (iii) strategic, financial or Tax analyses relating to the divestiture of the Transferred Assets and the Assumed Liabilities; (b) [*****]or Lock Down Information; (c) attorney work product, attorney-client communications and other items protected by established legal privilege, unless the applicable books and records can be transferred without losing such privilege; (d) books or records (including human resources and any other employee books and records, and financial and accounting records) to the extent not related to (i) the Transferred Assets or the Chelsea Facility or (ii) the Transferred Employees; (e) Tax Returns, Tax records, related workpapers and other similar Tax information of Seller and its Affiliates; (f) items to the extent applicable Law prohibits their transfer; provided, however, that to the extent that the transfer of such items would not be prohibited by applicable Law if Purchaser enters into a confidentiality and non-disclosure agreement with Seller or the applicable Affiliate of Seller with respect to such items or if Seller redacts certain portions of such items, such items or unredacted portions thereof, as applicable, shall not be deemed “Excluded Communications”; and (g) electronic communications (e.g., email).

“Facilities” means, together, the Chelsea Facility and the Waltham Facility.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.).

“Fraud” means common law fraud under the Laws of the State of New York based on an inaccuracy in the representations and warranties contained in this Agreement or in the certificates required to be delivered pursuant to Section 3.02(a)(vi) or Section 3.02(b)(vi).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“GMP” means the requirements for Current Good Manufacturing Practice promulgated by the United States federal government under the FFDCA, including, as applicable, as set forth in sections 501(a)(2)(B) and (h) of the FFDCA (21 U.S.C. §§ 351(a)(2)(B) and (h)); section 520(f) of the FFDCA (21 U.S.C. § 360j(f)); 21 C.F.R. part 4; 21 C.F.R. parts 210 and 211; and 21 C.F.R. part 800; and, in each case, any guidance regarding such requirements.

“Governmental Entity” means any supranational, international, national, federal, state, provincial or local government, court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Hazardous Substances” means all pollutants, contaminants, chemicals, wastes and any toxic or otherwise hazardous substances or materials subject to regulation under Environmental Law.

“Hazardous Waste” means “hazardous waste” as defined in the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq.

“Intellectual Property” means Know-How and any and all intellectual property rights of whatever kind or nature, including rights in patents, patent applications, copyrights and Know-How, including trade secrets.

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, order, writ, injunction, determination, decree or award entered by or with any Governmental Entity.

“Know-How” means any information, data, formulae, computer program, device, know-how, process, design, technique, knowledge, records, standard operating procedures for products, specifications and parameters for manufacturing equipment, quality control and other methods, practices or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable, including software, databases, algorithms, discoveries, improvements, specifications, diagrams, drawings, expertise, techniques, technology, research, reports, documentation, equipment, methods of formulation, results of tests and field trials, specifications, and composites of materials.

“Knowledge of Seller” means the actual knowledge of the individuals set forth on Schedule 1.01(a) following reasonable inquiry.

“Law” means any laws, statutes, ordinances, regulations, rules, by-laws, decrees, orders, codes, constitutions, treaties, common law, judgments or other requirements or rules of law of any Governmental Entity.

“Liabilities” means any obligations, liabilities or commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“Lien” means any mortgage, lien (statutory or other), pledge, charge, community property interest, equitable interest, option, security interest, easement, encroachment, right of way, right of first refusal, or other encumbrance, including any restriction on use, transfer or exercise of any other attribute of ownership or other encumbrance.

“Lock Down Information” has the meaning set forth in the Manufacturing Services Agreement.

“Manufacture” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding (prior to distribution) of Product or any intermediate thereof.

“Manufacturing Services Agreement” means the Manufacturing Services Agreement to be entered into at the Closing between Purchaser and Seller (or their respective Affiliates), substantially in the form of Exhibit B, as such form may be modified from time to time in accordance with Section 6.21.

“Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on (x) the value of the Transferred Assets taken as a whole, (y) the operation of the Chelsea Facility taken as a whole or (z) the ability of any Divesting Entity to consummate the transactions contemplated by this Agreement or to perform its obligations under the Manufacturing Services Agreement or the Transitional Services Agreement following the Closing Date; provided, however, that none of the following, and no event, change, occurrence or effect arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Material Adverse Effect: (a) (i) Seller’s and its Affiliates’ compliance with the terms and conditions of this Agreement or any Ancillary Agreement, or (ii) any action by Seller or its Affiliates that Purchaser has expressly requested in writing be taken; (b) any event, change, occurrence or effect affecting the industry or industry sectors in which the Divesting Entities operate generally, the general economy in the United States or worldwide, or the credit or other financial markets; (c) regulatory or political conditions, including the worsening of any existing conditions; (d) any natural disaster, any epidemic, pandemic or outbreak of disease (including the COVID-19 pandemic), any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening any of the foregoing, or any national or international calamity or crisis; (e) any failure of the operation of the Chelsea Facility to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (but the underlying reason for the failure to meet such forecasts, projections, predictions, guidance, estimates, milestones or budgets may be considered, except as otherwise provided in this definition); (f) the negotiation or execution of this Agreement or any Ancillary Agreement or the announcement or pendency of the Acquisition or a potential transaction involving the Transferred Assets, including any loss of, or impact on the relations of the Divesting Entities with, any employees, customers, suppliers, partners or distributors; or (g) any change or prospective change in Laws, GAAP or the interpretation or enforcement thereof; provided, further, that, with respect to a matter described in any of clauses (b), (c), (d) and (g), such event, change, occurrence or effect may be taken into account in determining whether there has been a Material Adverse Effect only to the extent such event, change, occurrence or effect has a materially disproportionate adverse effect on the value of the Transferred Assets or the operation of the Chelsea Facility relative to other similar assets or facilities owned or operated by other Persons in the geographic region, industry or market, as applicable, in which the Chelsea Facility operates (and only to the extent of such materially disproportionate adverse effect).

“Permitted Liens” means (a) the Liens set forth on Schedule 1.01(b); (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for an amount not to exceed $50,000, in the aggregate, and that are not delinquent;

(c)  Liens arising under the original purchase price conditional sales Contracts and equipment leases with Third Parties that are included in the Transferred Contracts listed on Schedule 1.01(b) for amounts that are not delinquent; (d) Liens for Taxes and other governmental charges that are (i) not due and payable or (ii) being contested in good faith and disclosed on Schedule 1.01(b); (e) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, entitlements, land use, building restrictions and other similar matters or matters that would be disclosed by an accurate survey or inspection that do not materially prohibit or interfere with the operation of the Chelsea Facility; (f) restrictions on the use and operation of the Transferred Assets under the terms and provisions of the Chelsea Lease; (g) any rights or interests of the landlord of the Chelsea Facility evident from the face of the Chelsea Lease (other than as a result of any breach of such lease); and (h) other Liens, if any, which do not, individually or in the aggregate, materially impair the value, continued use or operation of the Transferred Assets or the Chelsea Facility.

“Person” means an individual or a sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, or other similar entity or organization, including a Governmental Entity.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and, in the case of a Straddle Tax Period, the portion beginning after the Closing Date.

“Pre-Closing Period” means the period from the date hereof until the earlier to occur of the Closing Date and the date of termination of this Agreement pursuant to Section 9.01.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and, in the case of a Straddle Tax Period, the portion ending on and including the Closing Date.

“Proceeding” means any suit, action, proceeding, arbitration, audit, written notice of violation, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Product” means the drug constituent of the pharmaceutical product known as Inbrija®, as sold or offered for sale by or on behalf of the Divesting Entities as of immediately prior to the Closing.

“Purchase Price” means the Closing Payment plus the Estimated Closing Inventory Value.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, leaching, escaping or allowing to escape or migrate into or through the environment, including surface water, soil, groundwater, ambient air (indoor or outdoor), land surface or subsurface strata or within any building, structure, facility or fixture.

“Remedial Action” means, to the extent required by Environmental Laws or by a Governmental Entity, any action taken in connection with the clean–up or remediation of soil, surface water, sediments, air, soil vapor or groundwater (including drinking water) in response to a Release or to correct a violation of Environmental Law.

“Representatives” means, as to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Retained Employees” means the employees of Seller and its Affiliates set forth on Schedule 1.01(c).

“Seller Intellectual Property” means any and all Know-How (including Lock Down Information) or other Intellectual Property, in each case, to the extent owned, licensed or sublicensed from a Third Party, or otherwise controlled, in each case, by Seller or any of its Affiliates, including any [*****].

“Straddle Tax Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto, in each case imposed by a Taxing Authority, whether disputed or not, and (b) any Liability for payment of amounts described in clause (a) as a result of transferee or successor liability or as a result of any obligation to indemnify any other Person, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes filed or required to be filed with a Taxing Authority or supplied to or required to be supplied to a Person (other than a Taxing Authority), including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity or any subdivision, agency, commission or authority thereof or any quasi-governmental body responsible for the administration, collection, or the imposition of any Tax.

“Third Party” means any Person other than Purchaser, the Divesting Entities and its and their respective Affiliates.

“Transfer Taxes” means all sales (including bulk sales), use, value added, transfer, recording, ad valorem, privilege, documentary, registration, conveyance, excise, license, stamp Taxes and similar duties and fees (including any interest, penalties and additions thereto) arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Transitional Services Agreement” means the Transitional Services Agreement to be entered into at the Closing between Purchaser and Seller (or their respective Affiliates), substantially in the form of Exhibit C.

“Waltham Excluded Assets” means the equipment set forth on Schedule 1.01(d).

“Waltham Facility” means the process and analytical development facility located at 283 Bear Hill Road, Waltham, MA and leased pursuant to the Waltham Lease.

“Waltham Lease” means the real property lease set forth on Schedule 1.01(e).

Section 1.02Interpretation.  Any capitalized term used in any Schedule, including the Seller Disclosure Schedule, or in any Exhibit, but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.  Disclosures in any section or subsection of the Seller Disclosure Schedule shall not only address the corresponding section or subsection of this Agreement, but also other sections or subsections of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections or subsections.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”  The descriptive headings of the several Articles and Sections of this Agreement, the Table of Contents to this Agreement and the Schedules to this Agreement, including the Seller Disclosure Schedule, are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.  The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement.  References (a) to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder and (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to days shall be deemed to refer to calendar days, unless otherwise specified.  The terms “include,” “includes,” and “including” are not limiting and shall be deemed to be followed by the words “without limitation.”  Except where the context otherwise requires, wherever used, the word “or” is used in the inclusive sense (and/or).  Any references in this Agreement to dollars, or to $, are expressed in the currency of the United States.

Article II
PURCHASE AND SALE

Section 2.01Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Divesting Entities (as applicable) to, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Divesting Entities, all of Divesting Entities’ right, title and interest in, to and under the Transferred Assets, in each case as of the Closing and free and clear of all Liens (other than Permitted Liens), for (a) the Purchase Price and (b) the assumption by Purchaser of the Assumed Liabilities.  The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities contemplated hereby are collectively referred to in this Agreement as the “Acquisition.”

Section 2.02Transferred Assets and Excluded Assets.

(a)The term “Transferred Assets” means all of the Divesting Entities’, as applicable, right, title and interest in, to and under the following assets as they exist at the time of the Closing:

(i)all inventory of raw materials (including excipients), bulk nitrogen, product packaging and labeling materials, supplies and work-in-process that are located as of the Closing at the Chelsea Facility or the Waltham Facility for use in the Manufacture of the Product at the Chelsea Facility or otherwise described on Schedule 2.02(a)(i), but excluding any inventory of active pharmaceutical ingredient, whether or not included in any Product (collectively, the “Transferred Inventory”);

(ii)the real property lease set forth on Schedule 2.02(a)(ii) (the “Chelsea Lease”);

(iii)the agreement set forth on Schedule 2.02(a)(iii) (the “Consent Agreement”);

(iv)the (A) Contracts listed or described on Schedule 2.02(a)(iv), but excluding any Pre-Closing Accounts Receivable thereunder and all rights, claims or causes of action (including warranty claims) of the Divesting Entities thereunder related to supplies or services provided to the Divesting Entities prior to the Closing (collectively, together with the Chelsea Lease and the Consent Agreement, the “Transferred Contracts”) and (B) Shared Contracts to be assigned to Purchaser or any of its Affiliates in accordance with Section 2.03(d);

(v)all records, files, books and documents, in such form as maintained by the Divesting Entities, to the extent (A) relating to the other Transferred Assets, (B) owned, maintained and in the possession or control of the Divesting Entities and (C) necessary for the use or occupancy of the Transferred Assets as of the Closing Date, but excluding, in all cases, any and all (x) Seller Intellectual Property, (y) Lock Down Information and (z) Excluded Communications;

(vi)to the extent transferrable, all registrations, permits, licenses, franchises, approvals or authorizations issued or granted to the Divesting Entities by Governmental Entities for the operation of the Chelsea Facility, including the registrations, permits, licenses, franchises, approvals and authorizations set forth on Schedule 2.02(a)(vi) (collectively, the “Transferred Permits”); and

(vii)to the extent transferrable, all tangible personal property and interests therein, including machinery, equipment, furniture, furnishings and computer hardware, located as of the execution of this Agreement at the Chelsea Facility or the Waltham Facility (other than the Waltham Excluded Assets), including (for avoidance of doubt) all tangible personal property that Seller is required to relocate from the Waltham Facility to the Chelsea Facility pursuant to Section 6.20 (collectively, the “Transferred Equipment”).

(b)Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, no Divesting Entity shall sell, transfer, assign or deliver to Purchaser, and Purchaser shall not purchase, acquire or accept, any right, title and interest of any Divesting Entity in, to or under any assets of any Divesting Entity not expressly included in the Transferred Assets (all such other assets, the “Excluded Assets”), including:

(i)all cash, cash equivalents, investments and securities and bank or other deposit or securities accounts;

(ii)all intercompany accounts receivable, intercompany accounts payable, intercompany debts or other intercompany obligations;

(iii)all rights, title and interests in, to or under any assets in respect of any Employee Benefit Plan;

(iv)all refunds, claims for refunds or rights to receive refunds with respect to any and all Taxes of Seller or any of its Affiliates;

(v)all financial and Tax records relating to the Transferred Assets or Assumed Liabilities that form part of the general ledger of Seller or its Affiliates, any working papers of Seller’s or its Affiliates’ auditors, and any records (including accounting records and Tax Returns) related to Taxes paid or payable by Seller or its Affiliates;

(vi)all rights to insurance policies or practices of Seller and its Affiliates (including any captive insurance policies, self-insurance, surety bonds or corporate insurance policies or practices), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;

(vii)all Excluded Communications;

(viii)all Lock Down Information;

(ix)all rights of Seller or its Affiliates under this Agreement, the Ancillary Agreements and any other agreements, certificates and instruments relating to the sale of the Transferred Assets (or any portion thereof), or otherwise delivered in connection with this Agreement;

(x)all shares of capital stock and other equity interests, and all stock record books and ledgers, of Seller or any of its Affiliates;

(xi)all certificates of incorporation, by-laws, corporate minutes, corporate resolutions and other similar corporate documents and records of Seller or any of its Affiliates;

(xii)all accounts receivable of any Divesting Entity outstanding on the Closing Date (the “Pre-Closing Accounts Receivable”);

(xiii)the Shared Contracts to be retained by Seller and its Affiliates in accordance with Section 2.03(d);

(xiv)the Waltham Excluded Assets;

(xv)all inventory of active pharmaceutical ingredient of the Product, whether or not included in any Product; and

(xvi)all Seller Intellectual Property, including the Retained Names and Marks.

(c)Subject to Section 6.03, the Divesting Entities shall have the right, on behalf of themselves and their Affiliates, licensees, sublicensees, licensors, sublicensors and distributors, to (i) retain copies of the documents, materials and data relating to the Transferred Assets prior to the Closing Date, in each case, as shall be reasonably required to enable them to complete their legal, regulatory, stock exchange, Tax and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters and (ii) prior to delivering or making available any Transferred Asset to Purchaser in accordance with Section 2.01, redact from such Transferred Asset any information to the extent that such information (A) does not in any way relate to the operation of the Chelsea Facility or the Transferred Equipment located at the Waltham Facility or (B) constitutes Excluded Communications, Lock Down Information or Seller Intellectual Property.

Section 2.03Consents to Certain Assignments; Shared Contracts.

(a)Seller shall, and shall cause each applicable Divesting Entity to, at Seller’s or such Divesting Entity’s expense, use its commercially reasonable efforts to obtain the Consents set forth on Schedule 2.03(a) (collectively, the “Required Consents”) prior to the Closing.

(b)Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to sell, transfer, assign or deliver, directly or indirectly, any Transferred Asset, or any benefit arising thereunder, if an attempted direct or indirect sale, transfer, assignment or delivery thereof, without the Consent of a Third Party (including a Governmental Entity), would be unlawful or would constitute a breach of or default under any Transferred Contract or any other Contract to which any Divesting Entity is a party or any other violation or other contravention of the rights of such Third Party, would be ineffective or would in any way adversely affect the rights, upon transfer, of Purchaser under such Transferred Asset.

(c)If any such Consent shall not be obtained prior to the Closing or if any attempted assignment would be unlawful, ineffective or would impair Purchaser’s rights under the Transferred Asset in question so that Purchaser would not acquire the full benefit of all such rights, subject to satisfaction of the conditions to Closing set forth in Article VIII, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, other than with respect to the MA DEP Permit (which is governed by Section 6.22) each of Seller and Purchaser shall use its commercially reasonable efforts to secure such Consent as promptly as practicable after the Closing and, for a period of [*****] following the Closing, Seller shall provide or cause to be provided all commercially reasonable assistance to Purchaser reasonably requested by Purchaser to secure such Consent, or cooperate, to the maximum extent permitted by Law and the Transferred Asset, with Purchaser (with each party being responsible for its own out-of-pocket expenses) in any reasonable arrangement proposed by Purchaser under which (i) Purchaser shall obtain (without infringing upon the legal rights of such Third Party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Seller or its Affiliates) under the Transferred Asset with respect to which the Consent has not been obtained and (ii) Purchaser shall assume any related economic burden (including the amount of any related Tax costs imposed on Seller or any of its Affiliates) with respect to such Transferred Asset.  Following the Closing, until such Consent is obtained, Purchaser shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to cooperate with Seller and its Affiliates to enable them to comply with the terms of any Contract that would have constituted a Transferred Asset except for the failure to receive a required Consent to such transfer or assignment.

(d)Seller shall use its commercially reasonable efforts, prior to the Closing and for a period of no longer than [*****] following the Closing, to cause each Contract set forth on Schedule 2.03(d) (each such Contract, a “Shared Contract”) to be appropriately amended and new Contracts entered into prior to, on or after the Closing Date so that Purchaser shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the operation of the Chelsea Facility thereunder and Seller or its Affiliates shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the balance of the subject matter of such Shared Contract.  If any such Shared Contract cannot be so amended (and new Contracts cannot be entered into) within such period, or if either of the foregoing would impair the benefits that either Purchaser or Seller would expect to derive from such amended Shared Contract, then the parties hereto shall cooperate with each other to obtain for Purchaser an arrangement to provide Purchaser with the benefits and burdens of such Shared Contract in some other manner, including Seller’s entering into such lawful arrangements with Purchaser to place Purchaser in substantially the same economic and Liability position as if such amendments and new Contracts were entered into in accordance with the foregoing.  The obligations of Seller pursuant to this Section 2.03(d) shall not extend beyond the remaining term of the applicable Shared Contract as of the Closing Date.

(e)Purchaser shall be responsible for obtaining replacements of any Transferred Permits held by the Divesting Entities that are not transferrable to Purchaser or its Affiliates.  Seller shall reasonably cooperate with Purchaser and, subject to Section 6.02 and

Section 6.03, provide such documents, information and assistance as Purchaser may reasonably request (before and after the Closing) to enable Purchaser to obtain replacements for any non-transferable Transferred Permits or any other registrations, permits, licenses, franchises, approvals or authorizations required for the operation of the Chelsea Facility following the Closing.

(f)Nothing in this Section 2.03 shall require Seller, Purchaser or any of their respective Affiliates to make any payment (except, in the case of Seller and its Affiliates, to the extent advanced, assumed or agreed in advance to be reimbursed by Purchaser, in Purchaser’s sole discretion), incur any obligation or grant any concession in order to effect any transaction contemplated by this Section 2.03.

(g)Notwithstanding anything to the contrary contained in this Section 2.03 or elsewhere in this Agreement, if Seller is unable to obtain the Consent of the counterparties to the applicable license agreements for any of the software applications identified on Schedule 2.03(g) to assign such license agreements to Purchaser in accordance with the terms of this Agreement, then [*****].

Section 2.04Assumption of Liabilities; Retained Liabilities.

(a)Upon the terms and subject to the conditions of this Agreement, and other than with respect to the Retained Liabilities, Purchaser shall unconditionally assume, subject to and effective as of the Closing, and shall pay, perform and discharge after the Closing when due, each of (and only) the following specifically identified Liabilities of the Divesting Entities (collectively, the “Assumed Liabilities”):

(i)Liabilities to suppliers for materials and services relating to the Transferred Assets ordered prior to the Closing in the ordinary course of business consistent with past practices, but scheduled to be delivered or provided thereafter;

(ii)Liabilities arising after and relating to periods from and after the Closing Date under any Transferred Contract, or any Shared Contract assigned to Purchaser or any of its Affiliates in accordance with Section 2.03(d), including with respect to the performance or non-performance under, or any breach of or default under, any such Transferred Contract or Shared Contract occurring after the Closing Date;

(iii)Environmental Liabilities (other than the Environmental Liabilities described in Section 2.04(a)(iv)) to the extent arising out of, relating to or otherwise in respect of the occupancy, operation, use or lease of, or any Release of Hazardous Substances at, the Chelsea Facility by Purchaser or any of its Affiliates after the Closing Date, including any Environmental Liabilities arising out of, relating to or otherwise in respect of (A) the Release of any Hazardous Substance at or from the Chelsea Facility by Purchaser or its Affiliates after the Closing Date, (B) any violation of any Environmental Law by Purchaser or its Affiliates in connection with the occupancy, operation, use or lease of the Chelsea Facility after the Closing Date, (C) the performance or non-performance under, or any breach of or default under, the Consent Agreement occurring after the Closing Date, or (D) any disturbance or excavation of the soil at Chelsea Facility by Purchaser or any of its Affiliates after the Closing Date;

(iv)Environmental Liabilities, in an amount not to exceed $[*****] in the aggregate, suffered or incurred on or prior to [*****] arising out of, relating to or otherwise in respect of [*****] (collectively, the “Assumed [*****] Environmental Liabilities”;

(v)Liabilities expressly assumed by Purchaser pursuant to Article VII; and

(vi)Liabilities for (A) Taxes of Purchaser or any of its Affiliates (or any member of a consolidated tax filing group containing Purchaser or any of its Affiliates); (B) Taxes relating to the Transferred Assets or the operation of the Chelsea Facility for any Post-Closing Tax Period; (C) Purchaser’s share of Transfer Taxes under Section 6.18(b)(ii) and (D) property and ad valorem Taxes (other than Transfer Taxes) with respect to the Transferred Assets allocated to the Post-Closing Tax Period pursuant to Section 6.18(b)(iii); provided that (x) Taxes described in Section 2.04(b)(i)(E) and (y) Taxes imposed on Purchaser or any of its Affiliates as a result of a breach of any representation or warranty set forth in Section 4.07 shall not be Assumed Liabilities.

(b)Purchaser shall not assume, and shall not be responsible to pay, perform or discharge, any Liabilities of any Divesting Entity of any kind or nature whatsoever, other than the Assumed Liabilities (the “Retained Liabilities”).  The Retained Liabilities include each of the following:

(i)Liabilities for (A) Taxes of Seller or any of its Affiliates (or any member of a consolidated, combined or unitary tax filing group containing Seller or any of its Affiliates); (B) Taxes relating to the Transferred Assets or the operation of the Facilities for any Pre-Closing Tax Period, including any Taxes that are not due or assessed until after the Closing Date, but which are attributable to the Pre-Closing Tax Period; (C) Seller’s share of Transfer Taxes under Section 6.18(b)(ii); (D) property and ad valorem Taxes (other than Transfer Taxes) with respect to the Transferred Assets allocated to the Pre-Closing Tax Period pursuant to Section 6.18(b)(iii); and (E) other Taxes of Seller or any of its Affiliates (or any member of a consolidated, combined or unitary tax filing group containing Seller or any of its Affiliates) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor  liability or otherwise by operation of Contract or Law;

(ii)Liabilities expressly retained by Seller pursuant to Section 7.01;

(iii)Liabilities under any Contracts that are neither Transferred Contracts nor Shared Contracts;

(iv)Liabilities under any Transferred Contracts, or any Shared Contracts that are assigned to Purchaser or any of its Affiliates in accordance with Section 2.03(d), solely to the extent such Liabilities (A) arise on or before, or relate to periods on or before, the Closing Date or (B) arise from or relate to any breach of or default under such Transferred Contract or Shared Contract, as applicable, by any Divesting Entity on or before the Closing Date;

(v)Liabilities in respect of indebtedness for borrowed money owing or guaranteed by the Divesting Entities, including such Liabilities with respect to the Transferred Assets or the Facilities;

(vi)accounts payable of any Divesting Entity;

(vii)subject to Section 10.12, other than the Assumed [*****] Environmental Liabilities, Environmental Liabilities to the extent arising out of, relating to or otherwise in respect of the occupancy, operation, use or lease of, or any Release of Hazardous Substances at, the Chelsea Facility on or prior to the Closing Date, including any Environmental Liabilities arising out of, relating to or otherwise in respect of (A) the Release of any Hazardous Substance at or from the Chelsea Facility on or prior to the Closing Date, (B) any violation of any Environmental Law in connection with the occupancy, operation, use or lease of the Chelsea Facility on or prior to the Closing Date, or (C) the performance or non-performance under, or any breach of or default under, the Consent Agreement occurring on or prior to the Closing Date, in each case except to the extent, if any, that the Landlord (as defined in the Chelsea Lease) shall actually indemnify for such Liabilities pursuant to the terms of the Chelsea Lease or otherwise (collectively, the “Retained Environmental Liabilities”);

(viii)intercompany debts and obligations of the Divesting Entities;

(ix)Liabilities arising from or relating to (including Liabilities arising out of or relating to Proceedings in respect of) the ownership or operation of the Transferred Assets, the Chelsea Facility and the Waltham Facility on or prior to the Closing Date, other than those Liabilities expressly assumed by Purchaser pursuant to Section 2.04(a), including (for the avoidance of doubt) all Liabilities relating to or arising from (A) the Manufacture of products at, or products Manufactured at, the Chelsea Facility prior to the Closing Date, including any partial Manufacture of products or products partially Manufactured at the Chelsea Facility, or (B) any violation of applicable Law on or prior to the Closing Date, including any failure to obtain, maintain in effect or comply with any Permit required under applicable Law in connection with the leasing, ownership, use, occupancy and operation of the Transferred Assets or the Chelsea Facility on or prior to the Closing Date;

(x)Liabilities of Seller or any of its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others; and

(xi)Liabilities to the extent arising out of or relating to the Excluded Assets.

Article III
CLOSING

Section 3.01Closing.  Subject to the terms and conditions of this Agreement, the closing of the Acquisition (the “Closing”) shall take place remotely by electronic exchange of executed signature pages on the second Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII (other than any condition which by its nature is to be satisfied at the Closing, but subject to satisfaction of all such conditions), or at such other place, time and date as may be mutually agreed in writing by Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Closing shall be deemed to have occurred at 11:59 p.m., Eastern Time, on the Closing Date (the “Effective Time”), such that Purchaser shall be deemed the owner of the Transferred Assets on and after the date immediately following the Closing Date.

Section 3.02Transactions To Be Effected at the Closing.

(a)At the Closing, Seller shall, and shall cause the other Divesting Entities to (as applicable), deliver or cause to be delivered to Purchaser:

(i)duly executed counterparts to each of the Ancillary Agreements;

(ii)the tangible Transferred Assets, all of which shall be located at the Chelsea Facility as of the Closing;

(iii)an Assignment and Assumption of Lease with respect to the Chelsea Lease in the form of Exhibit D (the “Assumption of Lease”) attached hereto, duly executed by Civitas;

(iv)a certificate, dated as of the Closing Date, of the Secretary of each of the Divesting Entities certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or similar managing body of such Divesting Entity authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of each of the Divesting Entities authorized to sign this Agreement, the Ancillary Agreements to which it will be a party and the other documents required to be delivered hereunder and thereunder;

(v)evidence reasonably satisfactory to Purchaser that all Liens (other than Permitted Liens) on the Transferred Assets have been terminated and released as of the Closing;

(vi)a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, certifying that each of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(d) have been satisfied or waived in writing by Purchaser;

(vii)the Required Consents listed on Schedule 8.02(h), and the other Required Consents that have been obtained as of the Closing, each in form and substance reasonably satisfactory to Purchaser;

(viii)a duly executed IRS Form W-9 from each Divesting Entity;

(ix)a certificate of the Department of Revenue of the Commonwealth of Massachusetts as to the tax good standing of each of the Divesting Entities in Massachusetts, dated as of recent date;

(x)a tax lien waiver from the Department of Revenue of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws, Chapter 62C, Section 52; and

(xi)such other documents or instruments as Purchaser reasonably requests and which are reasonably necessary to consummate the Acquisition.

(b)At the Closing, Purchaser shall deliver to Seller:

(i)payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least three Business Days prior to the Closing Date), of (A) the Purchase Price and (B) such amounts as are required to be paid by Purchaser pursuant to Section 3.04;

(ii)duly executed counterparts to each of the Ancillary Agreements;

(iii)the Assignment and Assumption of Lease, duly executed by Purchaser;

(iv)a certificate, dated as of the Closing Date, of the Secretary of Purchaser certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Ancillary Agreements to which it will be a party and the other documents required to be delivered by it hereunder and thereunder;

(v)the R&W Policy bound and effective as of the date thereof; and

(vi)a certificate, dated as of the Closing Date, signed by an authorized officer of Purchaser, certifying that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied or waived in writing by Seller; and

(vii)such other documents or instruments as Seller reasonably requests and which are reasonably necessary to consummate the Acquisition.

Section 3.03Purchase Price Adjustment.

(a)Estimated Inventory Statement.  At least three and not more than five Business Days prior to the Closing Date, Seller and Purchaser shall cause EisnerAmper to conduct a physical count of the Transferred Inventory, and, on the basis of such physical count, to prepare and deliver a statement calculating in reasonable detail its good faith estimate of the Closing Inventory Value (the “Estimated Closing Inventory Value”) in accordance with the accounting principles, policies, procedures, methods, judgments, estimation processes and practices set forth on Schedule 3.03(a) and, to the extent not superseded by Schedule 3.03(a), GAAP (the “Inventory Valuation Principles”).  Seller and Purchaser shall each be responsible for and pay one-half of all EisnerAmper’s fees to conduct such physical count of the Transferred Inventory and prepare such statement setting forth the Estimated Closing Inventory Value.

(b)Inventory Statement.  Within 30 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a statement (the “Inventory Statement”) calculating in reasonable detail the actual Closing Inventory Value in accordance with the Inventory Valuation Principles.

(c)Objections; Resolutions of Disputes.

(i)Unless Seller notifies Purchaser in writing within 30 days after Purchaser’s delivery of the Inventory Statement (such 30-day period, the “Objection Period”) of any good faith objection to the computation of the Closing Inventory Value set forth therein (a “Notice of Objection”), the Inventory Statement shall become final and binding.  Following the delivery of the Inventory Statement and for purposes of Seller’s review of the Inventory Statement and preparation of any Notice of Objection, Purchaser shall permit Seller and its Representatives to review the relevant working papers of Purchaser and its accountants relating to the Inventory Statement and the basis therefor, subject to the provisions of Section 3.03(e).  Any Notice of Objection shall specify in reasonable detail each item that Seller disputes, the amount in dispute for each such dispute, and a description in reasonable detail of the basis for the objections set forth therein.  Seller and Purchaser acknowledge that the sole purpose of the determination of the Closing Inventory Value is to adjust the Purchase Price so as to reflect the difference between Closing Inventory Value and the Estimated Closing Inventory Value, and that in order to do so the Closing Inventory Value and the Estimated Closing Inventory Value need to be calculated in accordance with the Inventory Valuation Principles, without regard to any changes in GAAP that become effective following Seller’s calculation of the Estimated Closing Inventory Value.

(ii)If Seller provides the Notice of Objection to Purchaser within the Objection Period, Seller and Purchaser shall, during the 30-day period following Purchaser’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve Seller’s objections.  If Seller and Purchaser reach agreement with respect to any of Seller’s objections, such agreement shall be reduced to writing and shall be final and binding on the parties.  If Seller and Purchaser are unable to resolve all such objections within the Resolution Period, the matters remaining in dispute shall be submitted to the New York County, New York office of EisnerAmper LLP (“EisnerAmper”) or, if EisnerAmper declines the engagement or is otherwise not available, an independent accounting firm nationally recognized in the United States, to be mutually agreed upon by Seller and Purchaser (EisnerAmper or such agreed firm being the “Independent Expert”).  The Independent Expert shall be engaged pursuant to an engagement letter among Seller, Purchaser and the Independent Expert on terms and conditions consistent with this Section 3.03.  The Independent Expert shall be instructed, pursuant to such engagement letter, to resolve only those matters set forth in the Notice of Objection remaining in dispute and not to otherwise investigate any matter independently.  Seller and Purchaser each agree to furnish to the Independent Expert access to such individuals and such information, books and records as may be reasonably required by the Independent Expert to make its final determination (any such information, books and records shall be provided to the other party prior to its submission or presentation to the Independent Expert).  Seller and Purchaser shall also instruct the Independent Expert to render its written decision as promptly as practicable but in no event later than 30 days from the date that the unresolved objections are submitted to the Independent Expert for review.  With respect to each disputed line item, such decision, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Inventory Statement or Seller in the Notice of Objection with respect to such disputed line item.  Except as Seller and Purchaser may otherwise agree, all communications between Seller and Purchaser or any of their respective Representatives, on the one hand, and the Independent Expert, on the other hand, shall be in writing with copies concurrently delivered to the non-communicating party.  The resolution of disputed items by the Independent Expert shall be final and binding on the parties (absent manifest error) and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable (absent manifest error) and upon which a judgment may be entered by a court having jurisdiction thereover.  All fees and expenses of the Independent Expert shall be borne equally by Purchaser and Seller; provided, however, that [*****].

(d)Adjustment Payment.  The Purchase Price shall be either increased by the amount by which the Closing Inventory Value is in excess of the Estimated Closing Inventory Value or decreased by the amount by which the Closing Inventory Value is less than the Estimated Closing Inventory Value (the Purchase Price as so increased or decreased being hereinafter called the “Final Purchase Price”), as set forth herein.  Within five Business Days after the Closing Inventory Value has been finally determined in accordance with Section 3.03(c), (i) if the Final Purchase Price is greater than the Purchase Price, Purchaser shall pay to Seller such excess, and (ii) if the Final Purchase Price is less than the Purchase Price, Seller shall pay to Purchaser such shortfall.  Any payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be (such designation to be made at least two Business Days prior to the date on which such payment is due).

(e)Access to Purchaser’s Books and Records.  Following delivery of the Inventory Statement and until the date the amount of the Final Purchase Price has become final and binding pursuant to Section 3.03(c), and without limiting the provisions of Section 6.02(b),

Purchaser agrees that, solely for purposes of and to the extent reasonably required for Seller’s review of the Inventory Statement, preparation of any Notice of Objection and resolution of any dispute with respect to the determination of the Closing Inventory Value, it shall (i) provide or cause to be provided to Seller and its Representatives access upon reasonable notice during normal business hours to the properties, books, contracts, personnel and records of Purchaser and its Affiliates, and Purchaser’s and its accountants’ work papers, that are relevant to the review of the Inventory Statement and the adjustments contemplated by this Section 3.03 (provided, however, that any such access shall be afforded at such times and in a manner that (x) does not unreasonably interfere with or disrupt the normal operation of the Chelsea Facility or any other operations of Purchaser or any of its Affiliates, (y) in light of the COVID-19 pandemic, does not materially jeopardize the health and safety of any Person at the Chelsea Facility, and (z) is compliant with the terms and conditions of the Chelsea Lease), (ii) provide Seller and its Representatives, upon Seller’s request, with copies of any such books, contracts, records and work papers and (iii) cause its personnel and the Transferred Employees to respond to Seller’s and its Representatives’ reasonable requests for information promptly with respect thereto.  Notwithstanding anything to the contrary in the foregoing, the auditors and independent accountants of Purchaser and its Affiliates shall not be obligated to make any work papers available to any Person under this Section 3.03 unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  All requests by Seller for access or information pursuant to this Section 3.03(e) shall be directed to Purchaser in accordance with Section 11.04.

Section 3.04Prorations.

(a)Seller and Purchaser acknowledge that certain expenses related to the operation of the Transferred Assets are prepaid by Seller.  Accordingly, the following items shall be apportioned between Seller and Purchaser, with Seller being responsible for all such expenses which are attributable to periods on or prior to the Closing Date or to goods or services provided to Seller or any of its Affiliates on or prior to the Closing Date, and Purchaser reimbursing Seller for all such expenses prepaid by Seller which are incurred in the ordinary course of business consistent with past practices and attributable to periods after the Closing Date or to goods or services to be provided to Purchaser or any of its Affiliates after the Closing Date:  (i) prepaid rent and any other amounts prepaid under the Chelsea Lease, the Transferred Contracts or the Shared Contracts that are assigned to and assumed by Purchaser in accordance with Section 2.03(d); (ii) gas, electricity and other utility charges and services charges with respect to the Transferred Assets; and (iii) any other operating expenses or other items pertaining to the Transferred Assets that are customarily prorated between a purchaser and a seller in the area in which the Chelsea Facility is located.

(b)Notwithstanding anything contained in Section 3.03(a):

(i)The applicable Divesting Entities shall receive the entire advantage of any discounts for the prepayment by it of any Taxes, water rates or sewer rents.

(ii)As to gas, electricity and other utility charges referred to in Section 3.03(a)(ii), the applicable Divesting Entities may elect to pay one or more of all of such items accrued to the Closing Date directly to the Person entitled thereto, and to the extent that such Divesting Entity so elects, such item shall not be apportioned at the Closing, and the Divesting Entities’ obligation to pay such item directly in such case shall survive the Closing.

(iii)Purchaser agrees to purchase and pay for at the Closing (at the cost paid by the applicable Divesting Entity), any heating oil, propane or other fuel located at the Chelsea Facility at the Effective Time, the amount of such heating oil, propane or other fuel and the cost thereof to be determined as of the date immediately prior to the Closing Date by a certificate of an agent or employee of the applicable Divesting Entity.

Section 3.05Withholding Tax.  Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement (including the Purchase Price) all Taxes that Purchaser may be required to deduct and withhold under any provision of Law; provided, however, that Purchaser shall notify the payee of such amount prior to such deduction or withholding and the parties shall use commercially reasonable efforts to reduce or eliminate any deduction or withholding of Taxes.  To the extent that amounts are so withheld or deducted and timely paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules of Seller (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Purchaser as follows:

Section 4.01Organization and Standing.

(a)Each Divesting Entity is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation.  Each Divesting Entity has the requisite power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to operate the Chelsea Facility as currently operated.

(b)Each Divesting Entity is duly qualified or authorized to conduct business and in good standing under the Laws of each jurisdiction in which the ownership, lease, operation or administration of the Transferred Assets or the operation of its business requires such qualification, except for such jurisdictions where the failure to be so qualified, authorized or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.02Authority; Execution and Delivery; Enforceability.  Each Divesting Entity has the requisite corporate or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Seller has taken all corporate or other entity action required by its organizational documents and applicable Law to authorize the execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement, and, prior to the Closing, each Divesting Entity will have taken all corporate or other entity action required by its organizational documents and applicable Law to authorize the execution and delivery of the Ancillary Agreements to which it will be a party and the consummation of the Acquisition and the other transactions contemplated to be consummated by it by such Ancillary Agreements.  The Acquisition will not, when consummated, constitute a sale of all or substantially all of the property and assets of Seller for purposes of Section 271 of the Delaware General Corporation Law.  Seller has duly executed and delivered this Agreement, and, prior to the Closing, each Divesting Entity will have duly executed and delivered each Ancillary Agreement to which it will be a party, and (assuming the due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and, as of the Closing, each such Ancillary Agreement will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 4.03Non-Contravention and Approvals.

(a)The execution and delivery by Seller of this Agreement does not, and none of the execution and delivery by Seller and each other Divesting Entity of each Ancillary Agreement to which it will be a party, the consummation by Seller and each other Divesting Entity of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement, and the consummation by Seller and each other Divesting Entity of the transactions contemplated to be consummated by them, as applicable, under the Ancillary Agreements will, (i) violate the organizational documents of Seller or any other Divesting Entity, (ii) except as set forth in Section 4.03(a) of the Seller Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, or result in any breach of or constitute a default or give rise to any termination right under any Transferred Contract or any Contract by which any of the Transferred Assets or the Chelsea Facility is bound or affected, or result in the imposition or creation of any Lien upon any Transferred Asset (except for a Permitted Lien) or (iii) subject to obtaining the Consents described in Section 4.03(b), violate any Judgment or Law applicable to such Divesting Entity or any of the Transferred Assets.

(b)No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by the Divesting Entities in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisition.

Section 4.04Title to Assets.  The Divesting Entities, taken together, have valid leasehold interests in the Chelsea Facility and good and valid title to all other material Transferred Assets (in each case, other than those Transferred Assets that are leased or licensed assets, as to which assets the Divesting Entities, taken together, have valid lease or license rights, as applicable), in each case free and clear of Liens, except for Permitted Liens.

Section 4.05Condition and Sufficiency of Assets.

(a)Section 4.05 of the Seller Disclosure Schedule sets forth a true and correct list of all fixed assets owned, on the date hereof, by Seller or any of its Affiliates that are located at the Chelsea Facility, including all Transferred Equipment having a value (valued at original acquisition cost) in excess of $[*****].  All Transferred Equipment is in good operating condition and repair, ordinary wear and tear excepted, and suitable and adequate for the purpose(s) for which such Transferred Equipment is currently used.

(b)All the Transferred Inventory consists of a quality and quantity usable and salable in the ordinary course of operation of the Chelsea Facility consistent with past practice.  The quantities of each item of Transferred Inventory are not excessive, but are reasonable in the present circumstances of the operation of the Chelsea Facility.

(c)Except for (i) the services provided by the Employees (other than the Transferred Employees) and the Retained Employees, (ii) the general corporate, finance, IT, human resources, legal and compliance, business development, regulatory, quality and other similar support services and functions provided by Seller and its Affiliates to the Chelsea Facility operations prior to the Closing, (iii) the Excluded Assets listed in clauses (i) through (xvi) of

Section 2.02(b) and (iv) the items set forth on Section 4.05(c) of the Seller Disclosure Schedule, the Transferred Assets, together with the Transferred Employees, the services provided pursuant to the Transitional Services Agreement, the services and rights provided pursuant to the Manufacturing Services Agreement, and the Shared Contracts, are sufficient for the continued use, operation and maintenance of the Chelsea Facility immediately following the Closing in substantially the same manner as used, operated and maintained by the Divesting Entities immediately prior to the Closing.  During the six month period prior to the date of this Agreement, neither Seller nor any of its Affiliates has removed from the Chelsea Facility any machinery, equipment, furniture, furnishings, computer hardware or other tangible personal property which is necessary for or material to the operation of the Chelsea Facility, other than items that have been depleted, sold or disposed of in the ordinary course of business consistent with past practice.

Section 4.06Transferred Contracts and Shared Contracts.

(a)Section 4.06 of Seller Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all Contracts (y) to which any of the Divesting Entities or any of their respective Affiliates is a party that primarily relate to the Transferred Assets, the Assumed Liabilities, the Employees or the operation or maintenance of the Chelsea Facility, or that are necessary for the use, operation or maintenance of the Transferred Assets or the Chelsea Facility, or (z) by which any of the Transferred Assets is bound or affected, in each case ((y) and (z)), other than Contracts involving annual payments or other consideration of less than $[*****] in the aggregate.

(b)To the extent not otherwise listed in response to Section 4.06(a), Section 4.06 of the Seller Disclosure Schedule also sets forth, as of the date hereof, a true and complete list of all Contracts (y) to which any of the Divesting Entities or any of their respective Affiliates is a party that primarily relate to the Transferred Assets, the Assumed Liabilities, the Employees or the operation or maintenance of the Chelsea Facility, or that are necessary for the use, operation or maintenance of the Transferred Assets or the Chelsea Facility, or (z) by which any of the Transferred Assets is bound or affected, and which, in each case ((y) or (z)), also relates to the following:

(i)all Contracts for capital expenditures in excess of $[*****];

(ii)all Contracts that relate to the acquisition or disposition of any Transferred Assets for consideration in excess of $[*****];

(iii)all leases or rental agreements, licenses, installment and conditional sale agreements and other Contracts that provide for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any tangible personal property;

(iv)all joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contracts relating to the Transferred Assets;

(v)all Contracts with suppliers of products or services at or to the Chelsea Facility or the Employees involving annual payments or other consideration in excess of $[*****] in the aggregate;

(vi)all Shared Contracts;

(vii)all Contracts containing a covenant not to compete or other restrictive covenant covering the Transferred Assets or the operation of the Chelsea Facility that in any material respect (A) limits or restricts the development, marketing, manufacture, distribution or sale of any of the products or services of Seller or any of its Affiliates or any future line extension of such products or services into other forms, (B) limits or restricts the ability of Seller or any its Affiliates to enter into any market or line of business, (C) restricts or prohibits Seller or any of its Affiliates from transacting business or dealing in any manner with any other Person, or (D) restricts or prohibits Seller or any of its Affiliates from hiring or soliciting to hire any personnel of any party thereto;

(viii)all Contracts with Employees;

(ix)all Contracts with or relating to independent contractors, consultants, temporary employees or leased workers (or similar arrangements) providing services at or to either of the Facilities involving annual payments or other consideration in excess of $[*****] in the aggregate;

(x)all Contracts with any Governmental Entity; and

(xi)all non-competition, non-solicitation or other restrictive covenant agreements between Seller or its Affiliates and any Employee or independent contractor providing services at or to the Chelsea Facility.

(c)Each of the Transferred Contracts and Shared Contracts is a legal, valid and binding obligation of the Divesting Entity that is a party thereto and, to the Knowledge of Seller, each other party thereto, subject, as to enforcement, to the Enforceability Exceptions.  None of the Divesting Entities is in material breach or material default under any Transferred Contract or Shared Contract to which it is a party and, to the Knowledge of Seller, no other party to any Transferred Contract or any Shared Contract is in material breach or material default thereunder.  As of the date hereof, none of the Divesting Entities has given to or received from any other party to a Transferred Contract or Shared Contract any written or, to the Knowledge of Seller, oral notice terminating such Transferred Contract or Shared Contract.  To the Knowledge of Seller, no event or circumstance has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time, or both) (i) result in a material violation or material breach of any provision of any Transferred Contract or any Shared Contract, (ii) give any Person the right to accelerate the maturity or performance of any Transferred Contract or any Shared Contract, or to cancel, terminate or modify any Transferred Contract or any Shared Contract, or (iii) cause, result in or permit the loss or any material rights or material benefits under any Transferred Contract or Shared Contract.  Prior to the date hereof, copies of all Transferred Contracts and Shared Contracts have been made available to Purchaser, except to the extent such Transferred Contracts or Shared Contracts have been redacted to (y) enable compliance with applicable antitrust Laws or Laws relating to the safeguarding of data privacy or (z) comply with confidentiality obligations owed by any of the Divesting Entities to Third Parties.  No Divesting Entity or Affiliate thereof has waived any material right under any Transferred Contract or any Shared Contract.

Section 4.07Taxes.

(a)All Tax Returns required to be filed by a Divesting Entity with respect or in relation to the Transferred Assets and the operation of Facilities have been timely filed (taking into account any extensions of time in which to file) and each such Tax Return has been prepared in compliance in all material respects with all applicable Laws and is true, complete and correct in all material respects.  All Taxes due and payable (whether or not shown on any such Tax Return) with respect to or in relation to the Transferred Assets and operation of the Facilities have been paid in full.  All Taxes required to be withheld or collected with respect to or in relation to the Transferred Assets, the Facilities, the Employees, any independent contractor providing services at or to the Facilities and any customer or other party doing business with the Facilities have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Taxing Authority and each Divesting Entity has complied, in all material respects, with all information reporting of applicable Law with respect to or in relation to the Transferred Assets, the Facilities, the Employees, any independent contractor providing services at or to the Facilities and any customer or other party doing business with the Facilities.

(b)During the past five years, no claim has been made in writing by a Taxing Authority (i) in a jurisdiction where a Divesting Entity does not file Tax Returns that the Divesting Entity is or may be subject to Tax by that jurisdiction with respect to or in relation to any Transferred Asset or the operation of the Facilities, or (ii) in a jurisdiction where a Divesting Entity has previously filed any Tax Return that the Divesting Entity is or may be subject to additional Taxes with respect to or in relation to any Transferred Asset or the operation of the Facilities.

(c)There is no pending dispute, audit or claim with or by any Taxing Authority with respect to or in relation to any Transferred Asset or either of the Facilities.

(d)All deficiencies asserted, or assessments made, against a Divesting Entity with respect to or in relation to the Transferred Assets by any Taxing Authority have been fully paid.

(e)None of the Divesting Entities has (i) waived any statute of limitations with respect to Taxes relating to the Transferred Assets or agreed to extend the period for assessment or collection of any such Taxes, which waiver or extension is still in effect (nor has any waiver been requested but not yet agreed to), (ii) requested any extension of time (other than any extensions automatically granted) within which to file any Tax Return with respect to or in relation to the Transferred Assets, which Tax Return has not yet been filed, or (iii) agreed to any extension of time with respect to any assessment or collection of Tax deficiency or adjustment to any Tax Return with respect to or in relation to the Transferred Assets, which extension is still in effect.

(f)None of the Divesting Entities has engaged in a “listed transaction” as set forth in Treasury Regulations section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(g)There are no Liens for Taxes upon the Transferred Assets except for Permitted Liens.

(h)None of the Divesting Entities is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.08Litigation.  There is not as of the date hereof, nor since January 1, 2018 has there been any, material Proceeding pending or, to the Knowledge of Seller, threatened in writing, against or by any of the Divesting Entities or any of their respective Affiliates (a) relating to, affecting or in respect of the Transferred Assets, the Assumed Liabilities or the Chelsea Facility or the operation thereof or (b) that challenge or seek to prevent, enjoin or otherwise delay the Acquisition or any of the other transactions contemplated by this Agreement; and to the Knowledge of Seller neither any event has occurred nor any circumstance exists that could reasonably be expected to give rise to, or form the basis for, any such Proceeding.  To the Knowledge of Seller, there is not as of the date hereof, nor since January 1, 2018 has there been any, material Proceeding pending or threatened in writing by or against any past or present Employees relating to, affecting or with respect to their employment with or activities on behalf of any Divesting Entity or any of their respective Affiliates, and to the Knowledge of Seller neither any event has occurred nor any circumstance exists that could reasonably be expected to give rise to, or serve as a basis for, any such Proceeding.  Since January 1, 2018, there has been no internal investigation pending relating to any Divesting Entity's compliance with Laws or responding to any inquiry, investigation or notice from a Governmental Entity that has revealed any material non-compliance by any Divesting Entity of any Law that is applicable to any of the Transferred Assets, the Assumed Liabilities or the Chelsea Facility or the operation thereof.  None of the Divesting Entities is party or subject to, or in default under, any material Judgment or any material proposed Judgment relating to, affecting or in respect of any of the Transferred Assets, the Assumed Liabilities or the Chelsea Facility or the operation thereof.

Section 4.09Employment Matters.

(a)Section 4.09(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all employees of Seller and its Affiliates (identified by identification number) who are located at each of the Facilities, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, but excluding any of the Retained Employees (the “Employees”), and each such Employee’s job title or position (including whether full-time or part-time), work location, hire date, such Employee’s current annual base salary or wage rate, and target bonus or commissions and whether such Employee is on a leave of absence (and if so, the nature of such leave of absence).  All Employees are employed on an “at-will” basis.  None of the Employees are leased employees or temporary employees employed through a third-party entity. As of the Closing Date or as promptly as practicable thereafter, all compensation (including wages, commissions, bonuses and any other incentive-based compensation) payable to all Employees (including the Transferred Employees) for services performed on or prior to the Closing Date shall have been paid in full and there shall be no unsatisfied agreement, understanding or commitment with respect to any compensation, commissions, bonuses or other incentive-based compensation for any Employee.

(b)Section 4.09(b) of the Seller Disclosure Schedule contains a true and complete list of each material Employee Benefit Plan.  True and complete copies of all written Employee Benefit Plans and written summaries of all material plan terms of all Employee Benefit Plans that have not been reduced to writing have been provided or made available to Purchaser.  Each Employee Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws. Each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination, advisory, or opinion letter from the IRS or has a pending application for a determination letter from the IRS.  There is no pending or, to the Knowledge of Seller, threatened Proceeding relating to any Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has since January 1, 2019 been the subject of or received written notice of an examination or audit by a Governmental Entity or been the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(c)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) give rise to any “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) to any Employee.

(d)Neither Seller nor any of its Affiliates is a party to, bound by or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization covering any Employees, and, to the Knowledge of Seller, there is not any union, works council or labor organization representing or purporting to represent any Employee, and, to the Knowledge of Seller, no union, works council, labor organization or group of Employees is seeking to organize Employees for the purpose of collective bargaining.  There are no strikes, work stoppages, work slowdowns, lockouts, concerted refusal to work overtime or other similar labor disruption or dispute pending, or, to the Knowledge of Seller or any Divesting Entity, threatened in writing involving either of the Facilities or any Employees.

(e)Seller and its Affiliates are, and have since January 1, 2019 been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees and the operation of the Facilities, including all Laws relating to labor relations, collective bargaining, employee benefits, fair employment practices, employment discrimination (including harassment and/or failure to accommodate), retaliation, immigration, wage and hours, wage payment, paid time off benefits, child labor, meal and break periods, privacy rights, health and safety, the hiring and retention of employees with the right to work in the United States (including I-9 and/or e-verify compliance and requirements), obligations under the WARN Act, and unemployment, workers’ compensation and other insurance.  All individuals that are located at or providing services at the Facilities who are characterized and treated by Seller or its Affiliates as independent contractors are and have been properly characterized and treated as independent contractors under applicable Laws.  All Employees classified by Seller as exempt from the minimum wage or overtime provisions under the Fair Labor Standards Act and state and local wage and hour Laws are and have been properly classified.  There has not been since January 1, 2019 any audit or investigation pending or, to the Knowledge of Seller, threatened in writing involving Seller or any of its Affiliates in respect of either of the Facilities or any of the Employees, by any Governmental Entity responsible for enforcing Laws pertaining to employment or employment practices or prohibiting discrimination in employment.

Section 4.10Permits.

(a)Section 4.10(a) of Seller Disclosure Schedule sets forth, as of the date hereof, each material permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation and authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law (collectively, “Permits”) issued to or otherwise obtained by the Divesting Entities and their respective Affiliates that relate to the leasing, ownership, use, occupancy or operation of the Transferred Assets or the Chelsea Facility, including the names of the Permits and their respective dates of issuance and expiration, and whether the Permits are transferable.  All Permits required under applicable Law for the Divesting Entities’ and their Affiliates’ current leasing, ownership, use, occupancy and operation of the Transferred Assets and the Chelsea Facility (including all Permits required under applicable Law from the United States Food and Drug Administration and any other applicable United States or foreign drug regulatory authority) have been obtained by the Divesting Entities or their Affiliates and are valid and in full force and effect.  During the three years prior to the date hereof, there has not occurred any revocation, termination, withdrawal, suspension or modification of any such Permit or any material impairment of the rights of any Divesting Entity or any of their respective Affiliates under any such Permit, and to the Knowledge of Seller neither any event has occurred nor any circumstance exists that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse, modification or limitation of any such Permit.  During the three years prior to the date hereof, the Divesting Entities have made all material filings with, and given all material notifications to, all Governmental Entities as required by all applicable Laws in connection with or with respect to the leasing, ownership, use, occupancy and operation of the Transferred Assets and the Chelsea Facility.

(b)The Transferred Permits are in full force and effect in all material respects.  The Divesting Entities, taken together, are in compliance in all material respects with all of the Transferred Permits.  All applications that are currently required under applicable Law for renewal of the Transferred Permits have been timely submitted.  As of the date hereof, no material Proceeding is pending or, to the Knowledge of Seller, threatened in writing regarding the revocation, termination, withdrawal, suspension or modification of any Transferred Permit or any material impairment of the rights of any Divesting Entity or any of their respective Affiliates under any Transferred Permit.  As of the date hereof, none of the Divesting Entities has received any written communication from any Governmental Entity that is currently pending and that threatens to revoke, terminate, withdraw, suspend, modify or fail to renew any Transferred Permit, and to the Knowledge of Seller neither any event has occurred nor any circumstance exists that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse, modification or limitation of any Transferred Permit.

Section 4.11Compliance with Laws.  The Divesting Entities have, during the three years prior to the date hereof, complied, and are in compliance, in all material respects with all Laws that are applicable to leasing, ownership, use, occupancy and operation of the

Transferred Assets and the Chelsea Facility, including (as applicable) GMP for pharmaceutical products sold in the United States and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.  During the three years prior to the date hereof, none of the Divesting Entities or any of their respective Affiliates has received any written notice (including any warning letter or untitled letter) from any Governmental Entity that alleges that the Transferred Assets, the operation of the Chelsea Facility or any activity occurring or condition existing at the Chelsea Facility failed to comply any applicable Law or GMP.  Seller has provided Purchaser with true and complete copies of all inspection reports or similar documents prepared by or on behalf of the United States Food and Drug Administration, the Massachusetts Department of Environmental Protection, the United States Environmental Protection Agency or the Occupational Safety and Health Administration and issued to any Divesting Entity or any of their respective Affiliates during the three years prior to the date hereof that relate to the Transferred Assets or the Chelsea Facility or the use or operation thereof.  None of the Divesting Entities, none of their respective Affiliates, and, to the Knowledge of Seller, none of the Employees during the three years prior to the date hereof have been debarred or the subject of debarment Proceedings by any Governmental Entity.

Section 4.12Environmental Matters.

(a)The Chelsea Facility, and the Divesting Entities in connection with the operation of the Chelsea Facility, are, and at all times during the three years prior to the date hereof have been, in compliance in all material respects with applicable Environmental Laws and all Transferred Permits issued pursuant to Environmental Laws.

(b)None of the Divesting Entities nor any of their respective Affiliates has received written notice within the three years prior to the date hereof that it or they are subject to any enforcement action relating to the Chelsea Facility under any applicable Environmental Laws or any Transferred Permits issued pursuant to Environmental Laws which has not been resolved.

(c)All Permits required pursuant to applicable Environmental Laws with respect to operations currently conducted at the Chelsea Facility have been obtained by the Divesting Entities and are valid and in full force and effect in all material respects.  To the extent required by applicable Environmental Laws, any applications for renewal of such Permits have been timely submitted.  No event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse, or limitation of any such Permit.

(d)No claims are pending or, to the Knowledge of Seller, threatened in writing against any Divesting Entity relating to the Chelsea Facility that would reasonably be expected to result in Liability arising out of, relating to or otherwise in respect of (i) exposures to Hazardous Substances, (ii) Releases of Hazardous Substances, or (iii) off-site treatment, storage or disposal of Hazardous Substances.

(e)No Divesting Entity is subject to any Judgment or consent agreement relating to the Chelsea Facility requiring the performance of any work or action or payment of monies under any applicable Environmental Law.

(f)No Hazardous Substances have been Released by any Divesting Entity or any of their respective Affiliates at the Chelsea Facility, nor to the Knowledge of Seller have Hazardous Substances generated by the Chelsea Facility been Released at any other location in a quantity or manner, that would reasonably be expected to result in any material Liabilities under any applicable Environmental Law (including any responsibility to pay for or perform any investigation, removal, remediation, or other response action).

(g)To the Knowledge of Seller, no Hazardous Substances are present at the Chelsea Facility in a quantity or manner that would reasonably be expected to result in any material Liabilities under any Environmental Law (including any responsibility to pay for or perform any investigation, removal, remediation, or other response action).

(h)Except as required in the ordinary course of business and in compliance in all material respects with applicable Environmental Law, to the Knowledge of Seller, there are no Hazardous Substances present on or above the ground surface at the Chelsea Facility.

(i)To the Knowledge of Seller, there are no underground storage tanks located at the Chelsea Facility.

(j)Except as provided herein, neither the Divesting Entities nor any of their respective Affiliates have assumed or provided indemnity against any Liability under any applicable Environmental Law with respect to the Chelsea Facility or the operation thereof.

(k)There are no environmental covenants or activity or use limitations or restrictions, recorded or unrecorded, relating to the Chelsea Facility.

(l)Seller has made available to Purchaser true and complete copies of all of the following, to the extent within Seller’s possession, custody, or direct control: (i) environmental inspection reports prepared by any Governmental Entity, (ii) environmental compliance audit reports prepared by or for any Divesting Entity or any of their respective Affiliates, (iii) environmental site assessment reports prepared by or for any Divesting Entity or any of their respective Affiliates, and (iv) environmental site assessment reports prepared for Persons other than a Divesting Entity or any of their respective Affiliates, in each case, relating to the Chelsea Facility.

Section 4.13No Material Changes.  Since December 31, 2019, (a) except for matters relating to the process for the sale of the Transferred Assets, Seller and its Affiliates have operated the Transferred Assets and the Chelsea Facility in all material respects in the ordinary course of business, taking into account changes in such operations that are reasonably necessary to comply with any applicable Laws issued in response to the COVID-19 pandemic, (b) there has not been a Material Adverse Effect and, to the Knowledge of Seller, neither any event has occurred nor any circumstance exists that, with or without notice or lapse of time or both, could reasonably be expected to result in a Material Adverse Effect, and (c) except for matters relating to the process for the sale of the Transferred Assets, Seller and its Affiliates have not taken any action or failed to take any action that, if taken or failed to be taken during the Pre-Closing Period, would constitute a material breach of Section 6.01(a).

Section 4.14Real Property.

(a)(i) Seller has made available to Purchaser a true and complete copy of the Chelsea Lease, including all amendments thereto; (ii) the Chelsea Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions; (iii) Civitas has not subleased, licensed or otherwise granted any Person the right to use or occupy the property subject to the Chelsea Lease or any material portion thereof; (iv) possession and quiet enjoyment of the Chelsea Facility under the Chelsea Lease has not been disturbed in any material respect, and there are no disputes involving Seller or Civitas or, to the Knowledge of Seller, any other Person with respect to the Chelsea Lease; (v) no security deposit or material portion thereof deposited with respect to the Chelsea Lease has been applied in respect of a breach or material default under the Chelsea Lease that has not been redeposited in full; (vi) all rents and additional rents that are due under the Chelsea Lease have been paid and neither Civitas nor, to the Knowledge of Seller, any other party to the Chelsea Lease is in material breach or default under the Chelsea Lease; (vii) to the Knowledge of Seller, neither any event has occurred nor any circumstance exists that, with the delivery of notice, the passage of time or both, would reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Chelsea Lease; and (viii) none of Civitas, Seller or any of their respective Affiliates owes, or will, with the passage of time, the giving of notice, or both, owe in the future, any brokerage commissions or finder’s fees with respect to the Chelsea Lease.

(b)The real property that is subject to the Chelsea Lease and the buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, thereon (the “Improvements”) are (i) in compliance with all Laws in all material respects, (ii) in good condition and repair (ordinary wear and tear excepted) and (iii) sufficient for the operation of the Chelsea Facility as presently conducted; provided that each of the foregoing representations shall be qualified to the Knowledge of Seller to the extent the landlord of the Chelsea Facility is responsible for the repair or maintenance of the applicable Improvements under the Chelsea Lease.

(c)(i) There are no structural deficiencies in or affecting any material portion of the Improvements; provided that the foregoing representation shall be qualified to the Knowledge of Seller to the extent the landlord of the Chelsea Facility is responsible for the repair or maintenance of the applicable Improvements under the Chelsea Lease, (ii) the Improvements are watertight and all utility systems, facilities and equipment are in good working order and condition sufficient for the operation of the Chelsea Facility as currently conducted and have been periodically and appropriately maintained, (iii) no Improvements constituting a part of the Chelsea Facility encroach on real property owned or leased by any Third Party, and no improvements owned or leased by any Third Party encroach upon any portion of the Chelsea Facility and (iv) no Improvement, and no current use of the Chelsea Facility, is dependent on the continuance of a nonconforming use, zoning variance or other zoning exception. To the Knowledge of Seller, there is no fact or condition affecting the Chelsea Facility or any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation of the Chelsea Facility or any portion thereof as currently used, occupied and operated.

(d)The Chelsea Facility has direct access to a public street adjoining such real property and such access is not dependent on any land or other real property interest not included in the Chelsea Lease.  None of the Improvements or any material portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest not included in the Chelsea Lease.  All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other material utility services or systems for the Chelsea Facility have been installed and are operational and are sufficient in all material respects for the operation of the Chelsea Facility as currently conducted, and all hook-up fees or other similar fees or charges have been paid in full.  The water and sanitary sewer service at the Chelsea Facility is supplied by a Governmental Entity. Each such utility service enters the Chelsea Facility from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to the Chelsea Facility, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Chelsea Lease.

(e)Seller has not received any written notices of any, and there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing in the nature of (i) taking/eminent domain or condemnation proceedings (or any similar proceeding in lieu thereof) affecting the Chelsea Facility or any material portion thereof, or (ii) zoning, building, environmental or other land use regulation proceedings, either instituted or planned, that would be reasonably expected to materially and detrimentally affect the use, occupancy or operation of the Chelsea Facility or any material portion thereof as currently conducted. There are no contractual or legal restrictions that preclude or materially restrict the ability to use the Chelsea Facility for the purposes for which it is as currently being used.

Section 4.15Insurance.  Section 4.15 of the Seller Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller and its Affiliates relating to the Chelsea Facility, the Transferred Assets, the Assumed Liabilities or the Employees (collectively, the “Insurance Policies”); and (b) a list of all pending claims that relate to the Chelsea Facility, the Transferred Assets, the Assumed Liabilities or the Employees.  There are no claims related to the Chelsea Facility, the Transferred Assets, the Assumed Liabilities or the Employees pending under any Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.  All of the Insurance Policies are in full force and effect and have not been subject to any lapse in coverage.  All premiums due and payable on such Insurance Policies have been paid in accordance with the terms of such policies.  No Divesting Entity is in default under, or has failed to comply with, in any material respect, any Insurance Policy.

Section 4.16Conveyance.  Section 4.16 of the Seller Disclosure Schedule sets forth a description of the bidding process undertaken by Seller in connection with the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.  The Board of Directors of Seller has determined in good faith, following its review of the terms of this Agreement and such other facts and circumstances regarding Seller and the Acquisition that it deemed in good faith appropriate under the circumstances, that, upon the consummation of the Acquisition, Seller will receive from Purchaser reasonably equivalent value in exchange for the sale of the Transferred Assets and assumption of the Assumed Liabilities.  Seller is not entering into this Agreement and the Divesting Entities are not consummating the Acquisition with the intent to defraud, delay or hinder any Divesting Entity’s creditors.

Section 4.17Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Seller or its Affiliates that is entitled to any fee or commission payable by Purchaser in connection with the Acquisition.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.01Organization and Standing.  Each of Purchaser and each Affiliate of Purchaser that is specified to be a party to any Ancillary Agreement (each, a “Purchaser Affiliate”) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation.

Section 5.02Authority; Execution and Delivery; Enforceability.  Purchaser and each Purchaser Affiliate has the requisite corporate or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Purchaser has taken all corporate or other entity action required by its organizational documents and applicable Law to authorize the execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement, and, prior to the Closing, Purchaser and each Purchaser Affiliate will have taken all corporate or other entity action required by its organizational documents and applicable Law to authorize the execution and delivery of the Ancillary Agreements to which it will be a party and the consummation of the Acquisition and the other transactions contemplated to be consummated by it by such Ancillary Agreements.  Purchaser has duly executed and delivered this Agreement and, prior to the Closing, Purchaser and each Purchaser Affiliate will have duly executed and delivered each Ancillary Agreement to which it will be a party, and (assuming the due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and, as of the Closing, each such Ancillary Agreement will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

Section 5.03Non-Contravention and Approvals.

(a)The execution and delivery by Purchaser of this Agreement does not, and none of the execution and delivery by Purchaser and each of the Purchaser Affiliates of each Ancillary Agreement to which it will be a party, the consummation by Purchaser of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement, and the consummation by Purchaser and each of the Purchaser Affiliates of the transactions contemplated to be consummated by them under the Ancillary Agreements will, (i) violate the organizational documents of Purchaser or any Purchaser Affiliate, (ii) require the consent, notice or other action by any Person under, conflict with, or result in a breach of or constitute a default or give rise to any termination right under any Contract to which Purchaser or any Purchaser Affiliate is a party or by which any of their respective properties or assets is bound or (iii) subject to obtaining the Consents described in Section 5.03(b), violate any Judgment or Law applicable to Purchaser or any Purchaser Affiliate or their respective properties or assets, except, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement prior to the End Date (a “Purchaser Material Adverse Effect”).

(b)No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser or any Purchaser Affiliate in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisition, other than (i) those that may be required solely by reason of Seller’s or any of its Affiliates’ (as opposed to any other Person’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements and (ii) those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.04Litigation.  There are not any Proceedings pending, or to the knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates that, in any case, would reasonably be expected to result in a Purchaser Material Adverse Effect.  Neither Purchaser nor any of its Affiliates is party or subject to or in default under any unsatisfied Judgment, other than such Judgments or defaults that would not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.05R&W Policy. A true and complete copy of the Insurance Binder (the “R&W Binder”) for that certain primary Representation and Warranty Insurance Policy (the “R&W Policy”), to be issued by Illinois Union Insurance Company or its permitted successors and assigns (the “R&W Insurer”), together with a true and complete copy of the form of R&W Policy attached thereto, is included in Exhibit E.  The R&W Binder has been executed by Purchaser and the R&W Insurer and is, or will be as of the date hereof, bound and has not been cancelled or terminated, and the R&W Insurer has not provided written notice to Purchaser that it intends to cancel or terminate the R&W Policy.  As of the date hereof, Purchaser is in compliance with the applicable terms set forth in the R&W Binder.

Section 5.06Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or its Affiliates that is entitled to any fee or commission payable by Seller in connection with the Acquisition.

Article VI
COVENANTS

Section 6.01Conduct of Business.

(a)Except for matters (1) set forth on Schedule 6.01, (2) required by applicable Law or any Contract to which Seller or any of its Affiliates is a party as of the date hereof, (3) consented to by Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (4) otherwise contemplated by the terms of this Agreement, during the Pre-Closing Period, Seller shall, and shall cause the other Divesting Entities to (x) use commercially reasonable efforts to operate the Chelsea Facility in the ordinary course of business consistent with past practices, taking into account changes in such operations as Seller and its Affiliates reasonably believe necessary to comply with any applicable Laws issued in response to the COVID-19 pandemic (provided that no action taken or not taken by the Divesting Entities in order to comply with any of clauses (i) through (xiii) below shall be deemed a breach of this clause (x)), and (y):

(i)not grant any increase in compensation to any Employee, other than in the ordinary course of business consistent with past practices, as required by applicable Laws or the terms of any Employee Benefit Plan, or consistent with changes or increases in Employee Benefit Plans applicable to a majority of employees of Seller and its Affiliates who are not Employees;

(ii)not (A) adopt, amend, increase benefits under, or terminate any Employee Benefit Plan as it pertains or may pertain to the Employees, other than any such amendment or increase in benefits consistent with amendments or increases in benefits applicable to a majority of employees of Seller and its Affiliates who are not Employees, or (B) grant to any Employee any bonus, equity award or other new compensation or benefits, in the case of each of clauses (A) and (B), other than in the ordinary course of business consistent with past practices, or as required by applicable Laws or the terms of any Employee Benefit Plan;

(iii)use commercially efforts to maintain the employment of each Employee in the ordinary course of business consistent with past practice; provided, however, that if an Employee voluntarily terminates his or her employment or is terminated by a Divesting Entity for cause, such termination of an Employee will not constitute a breach of this clause (iii);

(iv)not sell, lease, license, remove or otherwise dispose of, or enter into a Contract to sell, lease, license, remove or otherwise dispose of, any material Transferred Assets, in each case, other than (A) pursuant to existing Contracts, (B) assets at the end of their useful lives or out of redundancy or (C) in the ordinary course of business consistent with past practices;

(v)use commercially reasonable efforts to preserve and maintain all Transferred Permits required for the operation of the Chelsea Facility as currently operated or the ownership and use of the Transferred Assets;

(vi)use commercially reasonable efforts to maintain the Transferred Assets in substantially the same condition as they were on the date of this Agreement, subject to ordinary wear and tear and immaterial casualty;

(vii)use commercially reasonable efforts to maintain Transferred Inventory of a quantity, quality and mix that is usable and saleable in the ordinary course of business and consistent with past practice;

(viii)neither suffer nor permit the imposition of any Lien, other than a Permitted Lien, upon the Transferred Assets;

(ix)use commercially reasonable efforts to perform all of its material obligations under and comply in all material respects with each the Transferred Contracts and the Shared Contracts;

(x)not amend, modify, renew, extend, terminate or grant any release or relinquishment of any material right under any Transferred Contract or Shared Contract, except for automatic renewals or extensions of Transferred Contracts or Shared Contracts that do not require delivery of notice or execution of any document by the applicable Divesting Entity;

(xi)use commercially reasonable efforts to maintain the books and records relating to the Chelsea Facility the Transferred Assets and the Assumed Liabilities in accordance with past practice in all material respects;

(xii)use commercially reasonable efforts to comply in all material respects with all Laws applicable to the operation of the Chelsea Facility and the Transferred Assets; and

(xiii)not take or permit any action or enter into any Contract that would reasonably be expected to cause any of the changes, events or conditions described in this Section 6.01(a) to occur.

(b)Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the operations of Seller or its Affiliates, and nothing contained in this Agreement is intended to give Seller or its Affiliates, directly or indirectly, the right to control or direct Purchaser’s operations.  Prior to the Closing, each of Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

Section 6.02Access to Information.

(a)During the Pre-Closing Period, Seller shall, and shall cause each of the other Divesting Entities to, afford to Purchaser and its Representatives reasonable access, upon reasonable prior notice during normal business hours, to each of the Chelsea Facility, the Waltham Facility, the Transferred Assets and the books and records of the Divesting Entities to the extent relating to the Transferred Assets and the Assumed Liabilities; provided, however, that, except with respect to access to the Chelsea Facility and the Waltham Facility, such access may be provided through an electronic data room; provided, further, however, that any such access shall be afforded subject to Section 6.03 and at such times and in a manner that does not (x) unreasonably interfere with or disrupt the normal operation of the Chelsea Facility or the Waltham Facility or any other operations of the Divesting Entities or (y) in light of the COVID-19 pandemic, materially jeopardize the health and safety of any Person at the Chelsea Facility and the Waltham Facility and is compliant with the terms and conditions of the Chelsea Lease and the Waltham Lease.  During the Pre-Closing Period, when accessing the Chelsea Facility and the Waltham Facility pursuant to and in accordance with this Section 6.02(a), Purchaser shall, and shall cause its Affiliates and Representatives to, comply with all safety and security requirements for the Chelsea Facility and the Waltham Facility communicated to them.  All inspections and testing shall be non-invasive to the Chelsea Facility and the Waltham Facility.  Such rights of access explicitly exclude any environmental investigations or testing or any other intrusive or invasive sampling, including subsurface testing of soil, surface water or groundwater at the Chelsea Facility or the Waltham Facility; provided, however, that (i) Purchaser is permitted to, at its sole cost and expense, have a Phase I Environmental Assessment and Limited Environmental Regulatory Compliance Assessment (as such terms are commonly understood) done at the Chelsea Facility by an environmental consulting firm of its choosing, provided such assessments are conducted in a manner that (x) does not (A) unreasonably interfere with or disrupt the normal operations of the Chelsea Facility and (B) in light of the COVID-19 pandemic, materially jeopardize the health and safety of any Person at the Chelsea Facility and (y) is compliant with the terms and conditions of the Chelsea Lease; and (ii) Seller shall have a reasonable opportunity to review and provide comments on drafts of any documents prepared in connection with such Phase 1 Environmental Assessment and Limited Environmental Regulatory Compliance Assessment before any such documents are finalized, and Purchaser shall review and take into account in good faith any such comments provided by Seller.  All requests for information made pursuant to this Section 6.02(a) shall be directed to such Person or Persons as may be designated by Seller, and Purchaser shall not directly or indirectly contact any officer, director, employee, agent or other Representative of any of the Divesting Entities or any of their respective Affiliates without the prior approval of such designated Person(s); provided, however, that, in accordance with the terms and conditions of Article VII, Purchaser and its Representatives may contact Employees for the purpose of making offers of employment to Employees and communicating, negotiating and discussing the terms and conditions of such employment and other matters relating to such employment with such Employees.  During the Pre-Closing Period, Purchaser agrees that neither it nor any of its Affiliates or Representatives is authorized to contact, and Purchaser shall not, and shall cause its Affiliates and Representatives not to, contact, any licensor, competitor, supplier, distributor or customer of any of the Divesting Entities or any of their respective Affiliates with respect to the Transferred Assets, the Assumed Liabilities, this Agreement, the Ancillary Agreements or the Acquisition or the other transactions contemplated by this Agreement or the Ancillary Agreements, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Neither the auditors and independent accountants of any of the Divesting Entities or any of their respective Affiliates, on the one hand, nor the auditors and independent accountants of Purchaser and its respective Affiliates, on the other hand, shall be obligated to make any work papers available to any Person under this Agreement, unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so requested by Seller, Purchaser shall, and shall cause its

Affiliates (as applicable) to, enter into a customary joint defense agreement with Seller or its Affiliates with respect to any information to be provided to Purchaser pursuant to this Section 6.02(a).

(b)After the Closing Date, Purchaser shall, and shall cause its Affiliates to, on the one hand, and Seller shall, and shall cause the other Divesting Entities to, on the other hand, grant to the other such access, upon reasonable prior notice during normal business hours, to financial records and other information in their possession related to the Transferred Assets and the Assumed Liabilities and such cooperation and assistance in each case as shall be reasonably required to enable them to complete their legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of any Proceeding (and the defense, appeal or settlement thereof) or any insurance matter (other than in connection with any Proceeding between or among the parties hereto or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply).  Purchaser and Seller shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 6.02(b), but no other charges shall be payable by the requesting party to the other party in connection with such requests. Any access afforded pursuant to this Section 6.02(b) shall be at such times and in a manner that does not (i) unreasonably interfere with or disrupt the normal operation of the party providing such access or (ii) in light of the COVID-19 pandemic, materially jeopardize the health and safety of any Person at the site where such access is granted.

(c)Purchaser acknowledges and agrees that (i) certain records may contain information relating to Seller or its Affiliates, other than with respect to the Transferred Assets and Assumed Liabilities (and, notwithstanding the inclusion of such information in such records, such information shall not constitute Transferred Assets), and that Seller and its Affiliates may retain copies thereof and (ii) prior to making any records available to Purchaser, Seller or its Affiliates may redact any portions thereof that (A) do not relate to the Transferred Assets or the Assumed Liabilities or (B) constitute Excluded Communications, Lock Down Information or Seller Intellectual Property.

(d)Nothing contained in this Section 6.02 shall obligate any of Purchaser, Seller, the Divesting Entities or any of their respective Affiliates to, (i) breach, or take any action that could violate or breach, any fiduciary duty, duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise), Law (including any applicable antitrust Law) or Contract with any other Person, or (ii) waive any privileges, including the attorney-client privilege.

Section 6.03Confidentiality.

(a)Confidentiality Agreement.  During the Pre-Closing Period, the Confidentiality Agreement shall govern the respective rights and obligations of the parties hereto and their respective Affiliates and Representatives with respect to the confidential information subject thereto.  The Confidentiality Agreement shall expire and be of no further force and effect upon the Closing solely with respect to the Confidential Information (but in no other respect); provided, however, that such expiration of the Confidentiality Agreement shall in no way prejudice or adversely affect Seller’s or its Affiliates’ ability after the Closing to seek damages, or any other remedy available to Seller or its Affiliates, with respect to a violation by Purchaser (or its Affiliates or Representatives) of the Confidentiality Agreement prior to the Closing.

(b)Confidential Information.  Subject to, and without limiting, the provisions of Section 6.03(c) and Section 6.03(d), from and after the Closing:

(i)the parties shall abide by the confidentiality provisions of the Manufacturing Services Agreement with respect to [*****] disclosed as Confidential Information in connection with the transactions contemplated by this Agreement, and

(ii)with respect to all other categories of Confidential Information exchanged in connection with the transactions contemplated by this Agreement, for a period of [*****] years from the date of this Agreement, the party hereto receiving such Confidential Information (the “Receiving Party”) from the other party hereto (the “Disclosing Party”) (x) shall keep such Confidential Information confidential, using at least the same level of care that the Receiving Party uses for its own Confidential Information, but in any event, not less than a reasonable level of care as generally recognized among established research pharmaceutical companies headquartered in the U.S. for the protection of their own comparable categories of confidential information, and shall not publish or otherwise disclose any such Confidential Information, except to those of the Receiving Party’s Affiliates or Representatives who have a reasonable need to know such Confidential Information to perform the Receiving Party’s obligations or exercise or enforce the Receiving Party’s rights under this Agreement or any Ancillary Agreement (and who shall be advised by the Receiving Party of the Receiving Party’s obligations hereunder and thereunder, and who must be bound by confidentiality obligations to the Receiving Party with respect to such Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Recipients”) and (y) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising or enforcing its rights under this Agreement or any Ancillary Agreement.

The Receiving Party will be responsible to the Disclosing Party for any breach by any of its Recipients of the restrictions set forth in this Agreement.  Notwithstanding anything to the contrary set forth herein, the confidentiality obligations with respect to Confidential Information (as defined by the Manufacturing Services Agreement) and the Lock Down Information shall be governed by the terms of the Manufacturing Services Agreement.

(c)Exceptions to Confidentiality.  The Receiving Party’s obligations set forth in this Agreement will not extend to any Confidential Information of the Disclosing Party:

(i)that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(ii)that is received by the Receiving Party from a Third Party without restriction and without breach of any obligation of confidentiality to which such Third Party is subject;

(iii)that the Receiving Party can demonstrate by competent contemporaneous written evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(iv)that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(v)was or is independently developed by the Receiving Party without reference to, aid, application or use of Confidential Information of the Disclosing Party or use of Seller Intellectual Property as evidenced by the Receiving Party’s contemporaneous written records that constitute competent written proof;

provided, however, that in respect of any item of the Lock Down Information, Purchaser shall have the burden of proving the applicability of any of the foregoing exceptions that it claims applies in respect of such information; and provided further that the parties hereto acknowledge and agree that all Confidential Information included in the Transferred Assets is the sole property of Purchaser as of the Effective Time, and, with respect to Seller’s and its Receiving Parties’ confidentiality and non-use and other obligations under this Section 6.03, the exceptions set forth in the foregoing Section 6.03(c)(ii), Section 6.03(c)(iii) and Section 6.03(c)(v) shall not apply in respect of such Confidential Information included in the Transferred Assets.

(d)Permitted Disclosure.  Each party hereto may disclose Confidential Information to the extent that such disclosure is: (i) made in response to a valid Judgment of a court of competent jurisdiction or valid Judgment or other binding requirement of any other Governmental Entity of competent jurisdiction; provided, however, that, unless prohibited by applicable Law, the Receiving Party shall first have, to the extent reasonably practicable, given written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity, and provided reasonable assistance to the Disclosing Party, in each case at the expense of the Disclosing Party, to quash such Judgment or to obtain a protective order requiring that the Confidential Information or documents to be disclosed be held in confidence by such court or Governmental Entity or, if disclosed, be used only for the purposes for which the Judgment was issued or as to which the binding requirement relates; and provided further that if a Judgment is not quashed or a protective order is not obtained, the Confidential Information disclosed by the Receiving Party in response to such Judgment shall be limited to that information that is legally required to be disclosed; (ii) required in connection with any binding proceeding before an arbitral body; provided, however, that the Confidential Information disclosed by the Receiving Party in response to such binding proceeding shall be limited to the information that is required to be disclosed in response to such binding proceeding, and provided further that reasonable measures shall be taken by the Receiving Party to assure confidential treatment of such information; or (iii) otherwise required by applicable Law as determined in good faith by the Receiving Party upon the receipt of its advice of its legal counsel; provided, however, that, unless prohibited by applicable Law, the Receiving Party shall first have, to the extent reasonably practicable, given written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity, and provided reasonable assistance to the Disclosing Party, in each case at the expense of the Disclosing Party, to obtain a protective order requiring that the Confidential Information or documents that are required to be disclosed be held in confidence; and provided further that if a protective order is not obtained, the Confidential Information disclosed by the Receiving Party shall be limited to that information that is legally required to be disclosed.

(e)Notification.  The Receiving Party shall notify the Disclosing Party promptly, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information as to which there is a continuing duty of confidentiality.

(f)Remedy.  Each party hereto agrees that the unauthorized use or disclosure of any Confidential Information of the Disclosing Party by the Receiving Party in violation of this Agreement may cause severe and irreparable damage to the Disclosing Party.  In the event of any violation of this Section 6.03, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to seek an injunction or injunctions, specific performance or other equitable relief in accordance with Section 11.11, as well as any other relief permitted by applicable Law.

(g)Information Subject to Manufacturing Services Agreement.  With respect to any Confidential Information (including Lock Down Information) that is subject to the confidentiality and non-use obligations contained in the Manufacturing Services Agreement, in the event of any conflict between such obligations and the terms of this Section 6.03, the confidentiality and non-use obligations contained in the Manufacturing Services Agreement shall control.

Section 6.04Publicity.  Other than the press release(s) mutually agreed by Purchaser and Seller to be issued following the execution of this Agreement or as expressly permitted by this Section 6.04, neither of Purchaser nor Seller will issue or permit any of their respective Affiliates to issue any press release, website posting or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules or regulations (in which case whichever of Purchaser or its Affiliates or Seller or its Affiliates, as applicable, are required to make the release or statement shall (a) give the other party (whether or not such other party is named in such release or statement) such notice as may be practicable in the circumstances to allow the other party to comment on such release or statement in advance of such issuance, (b) consider in good faith any comments timely provided by such other party to such release or statement and (c) after such release or statement, provide the other party with a copy thereof (or summary thereof in the case of oral statements)); provided, however, that Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, may, subject to the terms and conditions of this Agreement (including Section 6.02 and Section 6.05), (x) communicate with Governmental Entities and with customers, suppliers, distributors or other Persons engaged in the operation of the Chelsea Facility regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, including in order to obtain Consents of or from any such Person necessary or desirable to effect the consummation of the transactions contemplated hereby or by the Ancillary Agreements, and (y) make public announcements and engage in public communications regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or by the Ancillary Agreements, to the extent such announcements or communications are consistent with the prior public disclosures of the parties hereto regarding the transactions contemplated by this Agreement made in accordance with this Section 6.04.  If Purchaser or any of its Affiliates, on the one hand, or Seller or any of its Affiliates, on the other hand, based on the advice of its counsel, determines that this Agreement or any of the Ancillary Agreements must be publicly filed with a Governmental Entity, then such party or its applicable Affiliate, prior to making any such filing, shall provide the other party and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) that it intends to file, and will consider in good faith any comments provided by such other party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Entity of those sections specified by such other party or its counsel for redaction and confidentiality.  Subject to Section 6.03, the requirements of this Section 6.04 shall not apply to any disclosure by Seller, Purchaser, or any of their respective Affiliates, of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties hereto or their respective Affiliates.

Section 6.05Governmental Approvals and Consents.

(a)Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to (i) promptly obtain from the requisite Governmental Entities any Consents or Judgments that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, (ii) cooperate fully with each other in promptly seeking to obtain all such Consents or Judgments and (iii) provide such other information to any Governmental Entity as such Governmental Entity may request in connection herewith.  Purchaser shall pay all filing fees or other similar payments to any Governmental Entity in order to obtain any such Consents or Judgments.  Prior to providing any notifications to or making any filings with any Governmental Entity, the notifying or filing party shall first provide to the other party the draft notification or filing for such party’s review and comment.

(b)Purchaser and Seller shall each promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable Law, permit the other to review in advance any proposed communication by such party to any Governmental Entity.  Neither Purchaser, on the one hand, nor Seller, on the other hand, shall (or permit any of their respective Affiliates to) agree to participate in any meeting or other discussion with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), Proceeding or other inquiry relating to this Section 6.05 unless it consults with the other in advance and, to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate at such meeting or other discussion.  Purchaser and Seller shall, and shall cause their respective Affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing.  Purchaser and Seller shall provide each other with copies of all correspondence, filings or communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (i) to remove references concerning the valuation of the Transferred Assets, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other established legal privilege or confidentiality concerns, to the extent that that such attorney-client or other established legal privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.

(c)Purchaser and Seller shall not, and each shall cause its Affiliates not to, enter into any transaction, or any Contract or other arrangement, whether oral or written, to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it more difficult, or to increase the time required, to:  (i) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby or (ii) obtain all Consents and orders of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement.

(d)Notwithstanding any provision of this Agreement to the contrary, it is understood and agreed that neither Purchaser nor any of its Affiliates shall be required under any circumstances to (i) initiate, file, prosecute, defend, contest, compromise, settle or resist any Proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Judgment relating to the transactions contemplated by this Agreement, or (ii) become subject to, consent to, or propose, offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of any business of Purchaser or any of its Affiliates; (B) terminate or divest relationships, ventures, contractual rights or obligations of Purchaser or any of its Affiliates; (C) conduct, restrict, operate, invest or otherwise change the assets or business or any portion of the assets or business of Purchaser or any of its Affiliates in any manner; or (D) impose any restriction, requirement or limitation on the operation of the business or any portion of the business of Purchaser or any of its Affiliates.

Section 6.06Wrong Pockets; Further Assurances.

(a)If, on or after the Closing Date and prior to the fourth anniversary of the Closing Date, either Purchaser or any Divesting Entity becomes aware that any of the Transferred Assets have not been transferred, delivered or otherwise made available to Purchaser at Closing (or thereafter pursuant to the provisions of this Section 6.06(a)), it shall promptly notify the other thereof and the applicable Divesting Entities shall, as soon as reasonably practicable thereafter, transfer, deliver or otherwise make available to Purchaser such Transferred Asset, with any necessary Third Party Consent, at the applicable Divesting Entities’ sole expense and for no additional consideration (it being acknowledged and agreed that Purchaser shall have already paid for such Transferred Asset by paying the Final Purchase Price).

(b)If, on or after the Closing Date and prior to the fourth anniversary of the Closing Date, either Purchaser or any Divesting Entity becomes aware that any of the Excluded Assets have been transferred to Purchaser, it shall promptly notify the other thereof and Purchaser shall, as soon as reasonably practicable thereafter, transfer to the applicable Divesting Entity such Excluded Asset, with any necessary Third Party Consent, at such Divesting Entity’s sole expense.

(c)If, on or after the Closing Date, either party hereto shall receive any payments or other funds due to the other party pursuant to the terms of this Agreement or any

Ancillary Agreement, then the party receiving such funds shall, within 30 days after receipt of such funds, forward such funds to the proper party without a right of offset or withholding regarding such payments.  If, on or after the Closing Date, either party hereto shall receive any invoice from a Third Party with respect to any accounts payable of the other party, then the party receiving such invoice shall, within 10 Business Days after receipt of such invoice, provide such invoice to the proper party.

(d)From and after the Closing, without additional consideration, Seller shall, and shall cause each of the other Divesting Entities to, promptly execute and deliver to Purchaser such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as Purchaser may reasonably request from time to time to more effectively sell, convey, assign and transfer to and vest in Purchaser or to put Purchaser in possession of the Transferred Assets.

Section 6.07[*****].  Subject to Section 6.03 and except as set forth in any Ancillary Agreement, from and after the Closing Date until the third anniversary of the Closing Date, Purchaser and Seller shall reasonably cooperate with each other in [*****], in each case at the sole expense of the party requesting such cooperation, except to the extent that the party requesting such cooperation is entitled to indemnification for such expenses pursuant to Article X.  In connection therewith, subject to Section 6.03 and except as set forth in any Ancillary Agreement, from and after the Closing Date until the third anniversary of the Closing Date, each of Seller and Purchaser shall make available to the other party and its Representatives during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Transferred Assets, the Assumed Liabilities or the Retained Liabilities held by it or its Affiliates and reasonably necessary to permit [*****].

Section 6.08Supplemental Disclosure; Notice of Certain Events.

(a)Seller may, prior to the Closing Date, deliver to Purchaser modifications, changes or updates to the Seller Disclosure Schedule in order to disclose or take into account facts, matters or circumstances that arise or occur during the Pre-Closing Period.

(b)From the date hereof until the Closing, each party hereto shall, promptly notify the other party in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) in the case of Seller, has had or would be reasonably expected to have a Material Adverse Effect, or, in the case of Purchaser, has had or would be reasonably expected to have a Purchaser Material Adverse Effect or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02(a), (b) or (f) or Section 8.03(a) or (b), as applicable, to be satisfied;

(ii)any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv)any Proceeding commenced or, to the Knowledge of Seller or knowledge of Purchaser, threatened in writing against such party or any of its Affiliates relating to or involving or otherwise affecting the Transferred Assets or the Chelsea Facility or that relates to or could affect the consummation of the transactions contemplated by this Agreement.

(c)Each party’s receipt of information pursuant to this Section 6.08 shall not operate as a waiver of, or cure or otherwise affect, any inaccuracy in or breach of any representation, warranty, covenant or agreement given or made by the other party pursuant to this Agreement (including for purposes of Article VIII, Section 10.01 and Section 10.02).

Section 6.09Insurance.  Purchaser agrees to arrange for its own insurance policies with respect to the Transferred Assets and the operation of the Chelsea Facility covering all periods from and after the Effective Time, and agrees not to rely on, or make any claims against, Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Transferred Assets or the operation of the Chelsea Facility.

Section 6.10Further Action.  On the terms and subject to the conditions of this Agreement (including Section 6.05), each party hereto shall use its commercially reasonable efforts (except to the extent a higher standard is provided for herein, in which case, the applicable party shall use efforts that meet such higher standard) to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing, to consummate the transactions contemplated hereby and to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.  In addition to the foregoing, Purchaser agrees, subject to any applicable obligations of confidentiality, to provide such evidence as to its financial capability, resources and creditworthiness as may be reasonably requested by any Third Party whose Consent is sought hereunder.  Notwithstanding anything in the foregoing or any other provision of this Agreement to the contrary, except as set forth in Section 6.05(a), neither Seller nor Purchaser, nor any of their respective Affiliates, shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any Consent may be required in order for the Closing to occur.

Section 6.11Seller’s Representations.  Purchaser, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that, except for the express representations and warranties of Seller contained in this Agreement or the certificate required to be delivered pursuant to Section 3.02(a)(vi) or in any Ancillary Agreement, (a) neither Seller, nor any of the Divesting Entities, nor any of their respective Affiliates has made any representation or warranty either express or implied whatsoever related to this Agreement, any Ancillary Agreement, the operation of the Chelsea Facility, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby or by any Ancillary Agreement, individually or collectively, either in fact or by operation of Law, by statute or otherwise, including any warranty as to quality, non-infringement, fitness for a particular purpose, merchantability, condition of the Transferred Assets, ownership, occupancy, use, sale, license or lease of the Transferred Assets by Purchaser or its Affiliates after the Closing, the probable success or profitability of the operation of the Chelsea Facility after the Closing, or as to any other matter and (b) neither Purchaser nor any of its Affiliates or Representatives shall have any claim or right of recourse against Seller or any of its Affiliates or Representatives with respect to any information provided to Purchaser or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement, including Purchaser’s due diligence investigation with respect thereto.  Purchaser, together with and on behalf of its Affiliates and Representatives, specifically disclaims that it is or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and Purchaser, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that Seller and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

Section 6.12Bulk Transfer Laws.  Purchaser acknowledges that the Divesting Entities have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws, and each of Seller and Purchaser hereby waives compliance by the Divesting Entities therewith.

Section 6.13Services from Affiliates.  Other than as may be provided pursuant to the terms of the Transitional Services Agreement, Purchaser acknowledges and agrees that any and all administrative, corporate and other services and benefits provided by Seller or its Affiliates in connection with the operation of the Chelsea Facility prior to the Closing shall cease, and any agreement in respect thereof shall terminate with respect to the operation of the Chelsea Facility, as of the Closing Date, and thereafter, Seller’s and its Affiliates’ sole obligation with respect to the provision of any services with respect to the operation of the Chelsea Facility shall be as set forth in the Transitional Services Agreement.

Section 6.14Seller Guarantees. Purchaser acknowledges that Seller and its Affiliates have entered into various arrangements in which guarantees, letters of credit, bonds or similar arrangements were issued by Seller or its Affiliates in connection with the Transferred Assets, all of which are described on Schedule 6.14 hereto (the “Seller Guarantees.”).  Purchaser shall use its reasonable best efforts to obtain replacement Seller Guarantees or otherwise arrange to have Seller fully, irrevocably and unconditionally released from such Seller Guarantees, in each case, effective as of the Closing.  Other than amendments or modifications that do not increase Seller’s or any of its Affiliates’ Liabilities under any Seller Guarantee, Purchaser shall not amend, modify or renew any Contract subject to a Seller Guarantee that is not replaced by Purchaser without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion.

Section 6.15Retained Names and Marks.  Except as otherwise provided in the Manufacturing Services Agreement, neither Purchaser nor any of its Affiliates shall have any right to use, and Purchaser hereby acknowledges that Seller, its Affiliates or its or their licensors own all right, title and interest in and to, any and all company names, trade names, logos, trade dress and other trademarks, together with all variations, translations, transliterations and acronyms thereof, and all company names, trademarks, domain names, social media handles and all other identifiers and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing, in each case, that may be contained in the Transferred Assets (collectively, the “Retained Names and Marks”).  Purchaser further acknowledges that neither it nor any of its Affiliates has any rights in any of the Retained Names and Marks, and that neither it nor any of its Affiliates is acquiring any rights, directly or indirectly, to use the Retained Names and Marks except as provided in the Manufacturing Services Agreement.  If, at any time following the Closing, Purchaser or any of its Affiliates discovers any Retained Names and Marks in or on any of the Transferred Assets, Purchaser shall promptly cause the removal or obliteration of all such Retained Names and Marks and shall not, and shall cause its Affiliates not to, use any such Retained Names and Marks except as permitted pursuant to the Manufacturing Services Agreement. In the event of any conflict between the terms of this Section 6.15 and the relevant provisions of the Manufacturing Services Agreement, the relevant provisions of the Manufacturing Services Agreement shall control.

Section 6.16[RESERVED].

Section 6.17R&W Policy Terms.  The R&W Policy shall provide that (a) the R&W Insurer shall have no right of subrogation against Seller or any of its Affiliates (except in the case of Fraud) and the R&W Insurer has waived any such right of subrogation (except in the case of Fraud) and (b) Purchaser is not obligated to bring any claim against Seller or any of its Affiliates prior to bringing a claim under the R&W Policy.  Purchaser shall not and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Policy (i) with respect to the waiver of subrogation set forth therein or (ii) in any manner that would reasonably be expected to increase or expand the ability or rights of the insurer thereunder to bring an action against, or otherwise seek recourse from Seller or any of its Affiliates.  Seller shall, and shall cause each of the other Divesting Entities to, reasonably cooperate with Purchaser’s efforts and provide assistance as reasonably requested by Purchaser to obtain and bind the R&W Policy, in each case, at Purchaser’s sole cost and expense.  Purchaser is solely responsible for any and all costs, expenses or other payments related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions and Taxes related to such policy and all other fees and expenses associated with such policy.

Section 6.18Tax Matters.

(a)Purchase Price Allocation.  Seller and Purchaser agree that, for the purposes of Section 1060 of the Code, the Purchase Price, the Assumed Liabilities and any other items that are treated as consideration for Tax purposes (“Tax Consideration”) shall be allocated among the Transferred Assets as set forth on Schedule 6.18(a) (the “Allocation Schedule”).  No later than 90 days after the Closing Date, Purchaser shall deliver to Seller proposed allocations of the Tax Consideration, in each case determined in a manner consistent with the Allocation Schedule, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the

“Purchaser’s Allocations”).  Seller and Purchaser shall negotiate in good faith to resolve any disagreements Seller has with any of the Purchaser’s Allocations.  If Seller and Purchaser are unable to resolve any such disagreements, Seller and Purchaser shall be permitted to separately determine the allocation of the Tax Consideration in any manner consistent with applicable Tax Law.  To the extent that the Purchaser and Seller agree on the allocation of the Tax Consideration, each of Seller, Purchaser and their respective Affiliates shall (i) prepare and file their respective Tax Returns (including IRS Form 8594) that are filed after the Closing Date on a basis consistent with such allocation, (ii) take no position inconsistent with such allocation in any Tax Proceeding unless otherwise required as a result of a change of applicable Law after the date of this Agreement or a contrary determination within the meaning of Section 1313 of the Code and (iii) make appropriate adjustments to such allocation if the Purchase Price is adjusted after the date hereof (including pursuant to Section 3.03 or Article X).  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other applicable party, and shall retain and (upon the other applicable party’s request) furnish or cause to be furnished to the other applicable party, as promptly as practicable, such information and assistance relating to the Transferred Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return.

(b)Transfer Taxes and Apportioned Obligations.

(i)Seller and Purchaser agree that the Purchase Price, the Assumed Liabilities and all other consideration under this Agreement in respect of the sale of the Transferred Assets are exclusive of any applicable Transfer Taxes.

(ii)Seller and Purchaser shall each be responsible for and pay one-half of all Transfer Taxes.  Purchaser and Seller shall, and Seller shall cause the other Divesting Entities to, reasonably cooperate in timely filing all Tax Returns as may be required in connection with the payment of Transfer Taxes.  Seller shall, and shall cause the other Divesting Entities to (as applicable), or Purchaser, as applicable, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.  Seller and Purchaser shall reasonably cooperate with one another to reduce or minimize any Transfer Taxes.

(iii)In the case of any property or ad valorem Tax with respect to the Transferred Assets that is assessed with respect to a Straddle Tax Period, the amount of such Taxes allocated to the Pre-Closing Tax Period shall be equal the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Tax Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Tax Period.  Information available after the Closing Date that alters the amount of property or ad valorem Tax due with respect to the Straddle Tax Period in respect of which such Tax was paid will be taken into account and any change in the amount of such property or ad valorem Tax shall be prorated between Divesting Entities and Purchaser. Any refunds of property and ad valorem Taxes with respect to the Transferred Assets for any Straddle Tax Period actually received will be apportioned between Seller and Purchaser in a manner consistent with the allocation of Taxes as set forth in this Section 6.18(b)(iii).

(c)Tax Clearance Certificates. Purchaser and each Divesting Entity shall reasonably cooperate to obtain any tax clearance certificate or similar documentation from any Taxing Authority in the jurisdictions that impose Taxes on such Divesting Entity or where such Divesting Entity has a duty to file Tax Returns, in the form and manner required by such Taxing Authorities, if the failure to obtain such certificates or documentation would reasonably be expected to subject Purchaser to any Taxes of such Divesting Entity. If, in connection with the processing or issuance of a tax clearance certificate or similar document, a Taxing Authority asserts that any Divesting Entity is liable for any Tax, such Divesting Entity shall either promptly pay any and all such amounts or challenge such assertion in good faith by appropriate means, and such Divesting Entity shall provide evidence to Purchaser that either such liabilities have been paid in full or otherwise satisfied or that such Divesting Entity is challenging such assertion in good faith by appropriate means.

(d)Records.  Seller agrees to retain all records relating to Taxes with respect to the Transferred Assets and the Transferred Employees for all taxable periods ending on or prior to the Closing Date until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate and to abide by all record retention agreements entered into with any Taxing Authority.  Purchaser and Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Return, audit or other examination by any Taxing Authority or Proceeding related to liability for Taxes in connection with the Transferred Assets or the Assumed Liabilities.

Section 6.19Exclusivity.  Until the earlier of the Closing and the termination of this Agreement pursuant to Article IX, Seller shall not, and shall not authorize or permit any of its Affiliates or any of the other Divesting Entities or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, respond to (other than solely to decline), facilitate or continue inquiries or discussions regarding any Acquisition Proposal; (b) enter into or participate in any discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates, each other Divesting Entity and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates or any of its or their Representatives) for the assumption of the Chelsea Lease or the sale of all or any material part of the Transferred Assets, excluding any inquiry, proposal or offer with respect to any sale or other disposition of all of substantially all of the assets of Seller and all of its Affiliates other than the Transferred Assets and the Chelsea Lease, whether by sale of stock, sale of assets or otherwise, or any merger, consolidation, acquisition of control or other business combination involving Seller and all its Affiliates.  In addition to the other obligations under this Section 6.19, Seller shall promptly (and in any event within two Business Days after receipt thereof by Seller or its Representatives) advise Purchaser in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person making the same.  Seller agrees that the rights and remedies for noncompliance with Section 6.19 shall include an injunction or injunctions, specific performance or other equitable relief in accordance with Section 11.11, as well as any other relief permitted by applicable Law.

Section 6.20Relocation of Certain Transferred Assets.  On or prior to the Closing Date, Seller shall, at Seller’s sole cost and expense, (a) cause all of the Transferred Assets that are located at the Waltham Facility or the Hovione facility in Cork, Ireland, to be moved to and set up at a location or locations within the Chelsea Facility approved by Purchaser (which approval shall not be unreasonably withheld, delayed or conditioned) and to be fully operational at such location(s) and (b) relocate and transfer to the Chelsea Facility all Transferred Employees located at the Waltham Facility.

Section 6.21[*****].

Section 6.22Transfer of MA DEP Permit.  At Seller’s sole cost and expense, Seller shall, or shall cause its applicable Affiliates to, (a) during the Pre-Closing Period, progress or caused to be progressed the pending application filed by Civitas prior to the Closing Date with the Massachusetts Department of Environmental Protection (the “MA DEP”) for the issuance of a Comprehensive Non-Major Air Permit with respect to the operations conducted at the Chelsea Facility (such application, the “MA DEP Permit Application,” and such permit, the “MA DEP Permit”); (b) if the issuance of the MA DEP Permit by the MA DEP occurs prior to the Closing Date, at or prior to the Closing, submit to the MA DEP a completed MA DEP Bureau of Waste Prevention – Air Quality Form “LPA/CPA AA (BWP AQ 34)” (Administrative Amendment of Previously Issued LPA or CPA) (“Transfer Form”), identifying, as the reason for the amendment, “Change in ownership of the facility that is subject to the plan approval”; (c) if the MA DEP Permit has not been issued prior to the Closing Date, (i) continue, after the Closing Date, to progress or cause to be progressed the MA DEP Permit Application and (ii) notify the MA DEP, Bureau of Waste Prevention – Air Quality, in writing, of the occurrence of the Closing and request a conference with such Bureau to establish an approved process for the transfer of the MA DEP Permit Application from Civitas to Purchaser; and (d) upon the issuance of the MA DEP Permit by the MA DEP, if such issuance occurs after the Closing Date in the name of Seller or its Affiliates, submit to MA DEP a completed Transfer Form, identifying, as the reason for the amendment, “Change in ownership of the facility that is subject to the plan approval.”  Each of the parties shall, and shall cause its respective Affiliates to, use their respective commercially reasonable efforts to cooperate with each other in good faith and complete and execute all documentation required, in each case, to effect the actions contemplated by the immediately preceding sentence as promptly as practicable.  Without limitation of the foregoing, Seller shall, or shall cause its applicable Affiliates to, provide Purchaser with advance drafts of any document to be filed with the MA DEP pursuant to this Section 6.22, give Purchaser a reasonable opportunity to review and comment on such documents prior to filing, and consider in good faith any reasonable comment timely provided by Purchaser with respect to such documents.

Section 6.23SPCC Compliance.  Seller shall, at its sole cost and expense, (a) diligently cause a Spill Prevention, Control and Countermeasure Plan (as that term is defined in 40 CFR § 112.2 ) (an “SPCC Plan”) with respect to the Chelsea Facility (the “Chelsea SPCC Plan”) to be prepared and certified by a licensed professional engineer, (b) during the Pre-Closing Period, diligently implement the Chelsea SPCC Plan, including by constructing any secondary containment structures contemplated by the Chelsea SPCC Plan that will prevent any discharge from a primary containment system from escaping the secondary containment system before cleanup occurs, and (c) during the Pre-Closing Period, otherwise cause the Chelsea Facility to comply, in all material respects, with all applicable requirements of 40 CFR Part 112 as soon as practicable.  Notwithstanding any other provision of this Agreement to the contrary, if at any time any Governmental Entity shall assess against Purchaser or any of its Affiliates any fine or penalty (including interest and costs, if any) in connection with any failure to have in place an SPCC Plan prior to the completion of the Chelsea SPCC Plan, Seller will promptly reimburse Purchaser the full amount paid and any other out-of-pocket cost Purchaser or its Affiliates may reasonably have incurred in connection therewith after notice and reasonable supporting documentation is given thereof.  For the avoidance of doubt, Seller shall have no liability, and shall not be required to reimburse Purchaser or any of its Affiliates, for any Liabilities arising out of or relating to any failure of Purchaser or any of its Affiliates to comply with the Chelsea SPCC Plan.

Article VII
EMPLOYMENT MATTERS

Section 7.01Termination of Employees by Seller and its Affiliates.

(a)Seller and its Affiliates shall terminate the employment of all Transferred Employees effective as of the close of business on the Closing Date.  Seller and its Affiliates shall be solely responsible for, and Purchaser and its Affiliates shall have no obligations whatsoever for:

(i)any compensation or other amounts payable to any Employee (including wages, salary, commissions, bonuses, accrued but unused vacation and other paid time off , fringe, pension and profit sharing benefits and severance pay): (A) for any period on or prior to the Closing Date, (B) with respect to any services performed for Seller and its Affiliates on or prior to the Closing Date, or (C) in connection with the termination of such Employee’s employment with Seller and its Affiliates on or prior to the Closing Date, and Seller or its Affiliates shall pay all such amounts to all entitled persons on or prior to the Closing Date or as promptly as practicable thereafter;

(ii)the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits under an Employee Benefit Plan brought by or in respect of any Employee or the spouses, dependents or beneficiaries thereof that relate to events occurring on or prior to the Closing Date;

(iii)all worker’s compensation claims of any Employees which relate to events occurring on or prior to the Closing Date; and

(iv)if applicable, compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Law (collectively, the “WARN Act”) with respect to Seller’s or its Affiliates’ termination of Employees prior to or on the Closing Date, and for all obligations or liabilities arising thereunder as a result of any action (or failure to act) of Seller on or prior to the date on which the Employee’s employment with Seller terminates or on which the Employee otherwise experiences an “employment loss” as defined under the WARN Act.

(b)Purchaser shall be solely responsible for, and Seller and its Affiliates shall have no obligations whatsoever for, all Liabilities with respect to the compensation, benefits, employment and termination of all Transferred Employees that  are payable with respect to any services performed by such Transferred Employees for Purchaser and its Affiliates after the Closing Date.

Section 7.02Offers of Employment.  Not less than seven days prior to the Closing, Purchaser shall, or shall cause one or more of its Affiliates to, offer employment with Purchaser or one of its Affiliates to each Employee in a Comparable Position on the terms set forth in this Article VII.  Such employment with Purchaser or one of its Affiliates shall commence as of the day immediately following the Closing Date or, for each Employee who is not actively at work as of the Closing Date and is scheduled to return to active employment within six months after the Closing Date (“Leave Employees”), the date that such Employee presents himself or herself to Purchaser or one of its Affiliates for active employment following the Closing Date.  Any Employee hired by Purchaser or one of its Affiliates in accordance with this Section 7.01 shall be referred to as a “Transferred Employee.”  Nothing herein shall be construed as a representation or guarantee by Seller or its Affiliates that any Employee will accept the offer of employment from Purchaser or one of its Affiliates, or will continue in employment with Purchaser or one of its Affiliates following the Closing.  Further, nothing herein shall be construed to limit in any way the ability of Purchaser or any of its Affiliates to terminate the employment of any Transferred Employee at any time following the Closing Date and for any reason.

Section 7.03Terms of Employment.

(a)Compensation and Benefits.  Commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Purchaser shall, or shall cause one or more of its Affiliates to, provide to each Transferred Employee:  (i) employment in a Comparable Position, and (ii) a combination of compensation and employee benefits and perquisites that are at least substantially comparable in the aggregate to those available to the Transferred Employees immediately prior to the Closing Date; provided, however, that, for purposes of determining such comparability, equity and equity-based compensation, defined benefit eligibility and retiree health and welfare coverage shall not be taken into account.

(b)Severance.  Purchaser shall, or shall cause one or more of its Affiliates to, provide each Transferred Employee whose employment is terminated for any reason other than for Cause during the Continuation Period with severance benefits that are no less favorable than the severance benefits typically provided in accordance with Purchaser’s severance practices then in effect (which practices may be amended by Purchaser from time to time).  Such severance shall, for purposes of determining length of employment when calculating such severance benefits, consider the length of employment with Seller and its Affiliates.  As between Seller and Purchaser, Purchaser shall be solely responsible for, and have all Liability with respect to, any severance or similar obligation with respect to or arising from the termination of employment of (i) a Transferred Employee who is terminated after the Closing Date, and (ii) any Employee who does not receive an employment offer in accordance with Section 7.01 (in each case, including the employer portion of any payroll, social security, unemployment or similar Taxes).

(c)Retirement Benefits.  Effective as of the Closing Date, Purchaser shall, or shall cause one or more of its Affiliates to, maintain a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”).  All Transferred Employees who were eligible immediately prior to the Closing Date to participate in the qualified defined contribution plan sponsored by Seller (the “Seller 401(k) Plan”) shall be eligible to participate in the Purchaser 401(k) Plan effective immediately after the Closing Date (or, for a Leave Employee, the date he or she returns to active employment).  The Purchaser 401(k) Plan shall accept (and shall be amended, prior to the Closing, to the extent necessary to accept) the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan, including the rollover of any plan loans.  To the extent necessary to avoid a default of such a plan loan under the terms of the Seller 401(k) Plan, Purchaser shall (to the extent Purchaser’s third-party payroll provider will permit) cooperate with Seller to assist any Transferred Employee with a plan loan under the Seller 401(k) Plan who wishes to use payroll deductions from the payroll of Purchaser post-Closing to repay such loan.

(d)Health and Welfare Benefits.  Effective as of the day immediately following the Closing Date, Purchaser shall, or shall cause its Affiliates to, maintain health and welfare benefit plans, programs and policies, including a group health plan, in which Transferred Employees and their respective spouses, dependents or other beneficiaries shall be eligible to participate (the “Purchaser Benefit Plans”). Purchaser shall cause each Transferred Employee to be eligible to participate in (i) the group health plan of Purchaser and its Affiliates on the Closing Date (or, for a Leave Employee, the date he or she returns to active employment) such that there is no gap in coverage , and (ii) each other Purchaser Benefit Plan on or as soon as administratively practicable after the Closing Date (or, for a Leave Employee, the date he or she returns to active employment).  Effective from and after the Closing Date and with respect to each Transferred Employee, Purchaser shall, and shall cause its Affiliates to:  (x) waive any pre-existing condition exclusion, actively-at-work requirement, evidence of insurability, waiting period or similar condition, limitation or requirement under all Purchaser Benefit Plans; and (y) provide full credit under all Purchaser Benefit Plans that provide health benefits for any co-payments, deductibles, out-of-pocket maximums or similar payments made or incurred under an Employee Benefit Plan by such Transferred Employee (or covered dependent thereof) prior to the Closing Date for the plan year in which the Closing occurs.

(e)Service Crediting.  Effective as of the day immediately following the Closing Date and with respect to each Transferred Employee, Purchaser shall, and shall cause its Affiliates to, recognize all prior service with Seller and its Affiliates and their respective predecessors for purposes of eligibility and vesting, and for purposes of determining levels of benefits for vacation, paid time off, and severance, under all Purchaser Benefit Plans, the

Purchaser 401(k) Plan and any other employee benefit plans of Purchaser and its Affiliates to the extent such recognition would not result in a duplication of benefits.

Section 7.04Cooperation.  Following the date hereof, Seller shall, and shall cause its Affiliates to, and Purchaser shall, and shall cause its Affiliates to, reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article VII, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by Law), making any and all required filings and notices, and making any and all required communications with Transferred Employees.

Section 7.05No Third Party Beneficiaries. No provision in this Article VII or otherwise in this Agreement, whether express or implied, shall (a) create any third-party beneficiary or other rights in any employee or former employee of Seller or any of its Affiliates (including any beneficiary or dependent thereof); (b) create any rights to continued employment with Seller, Purchaser or any of their respective Affiliates or in any way limit the ability of Seller, Purchaser or any of their respective Affiliates to terminate the employment of any individual at any time and for any reason; (c) constitute or be deemed to constitute an amendment to any Employee Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Seller, Purchaser or any of their Affiliates; or (d) alter or in any way limit the ability of Seller, Purchaser or any of their respective Affiliates to amend, modify, or terminate any Employee Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Seller, Purchaser or any of their respective Affiliates.

Section 7.06Non-Solicitation of Transferred Employees.  Until [****], Seller shall not, and shall cause its Affiliates not to, directly or indirectly, for its own account or for the account of any other Person, solicit, recruit, attempt to hire or hire any Transferred Employee, provided, however, that nothing herein shall prevent Seller or its Affiliates from (a) soliciting, recruiting, attempting to hire or hiring any Transferred Employee whose employment with Purchaser or one of its Affiliates has terminated prior to commencement of any employment discussions between Seller or its Affiliates and such Transferred Employee or (b) making any general solicitation for employment through advertisements or other means not specifically directed toward any of the Transferred Employees; provided, further, that informal communications between any Transferred Employee and any employee of Seller or its Affiliates shall not constitute a breach of this Section 7.06.

Article VIII
CONDITIONS TO CLOSING

Section 8.01Conditions to Each Party’s Obligation.  The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)No Injunctions or Restraints.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any Law or preliminary or permanent injunction or Judgment which is in effect and which prohibits, enjoins or makes illegal the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)Third Party Consents.  Seller shall have obtained, from each of the Third Parties set forth on Schedule 8.01(b), such Third Party’s Consent to the sale, transfer, assignment and delivery, in accordance with the terms and conditions of this Agreement, of the Transferred Assets set forth opposite such Third Party’s name on such Schedule.

Section 8.02Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following conditions:

(a)Representations and Warranties.  The representations and warranties of Seller contained in Section 4.01(a) (Organization and Standing), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.04 (Title to Assets), Section 4.16 (Conveyance) and Section 4.17 (Brokers and Finders) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) on and as of the Closing Date, with the same effect as though made on and as of such date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date). The other representations and warranties of Seller set forth in this Agreement (excluding the Seller Fundamental Representations) shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) on and as of the Closing Date with the same effect as though made at and as of such date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of any of such representations and warranties of Seller to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b)Performance of Obligations of Seller.  Seller and its Affiliates shall have performed or complied with or caused to be performed or complied with, in all material respects, the obligations and covenants required by this Agreement to be performed or complied with by Seller or any of its Affiliates by the time of the Closing; provided that, with respect to obligations and covenants that are qualified by “materiality” or “Material Adverse Effect,” Seller and its Affiliates shall have performed and complied with such obligations and covenants, as so qualified, in all respects.

(c)Closing Deliverables.  Seller shall have delivered to Purchaser each of the items required to be delivered at the Closing pursuant to Section 3.02(a).

(d)No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e)Liens.  All Liens on the Transferred Assets other than Permitted Liens shall have been released in full, and Seller shall have delivered to Purchaser written evidence, in form and substance reasonably satisfactory to Purchaser, of the release of such Liens.

(f)FDA Letters.  No warning letter or untitled letter shall have been received from the United States Food and Drug Administration with respect to the Chelsea Facility.

(g)No Litigation.  No Proceeding shall be pending or threatened in writing against Purchaser or any of the Divesting Entities wherein an unfavorable Judgment would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of Purchaser or its Affiliates to own or operate the Transferred Assets or operate the Chelsea Facility, and no such Judgment shall be in effect.

(h)Required Consents.  The Required Consents listed on Schedule 8.02(h) shall have been received, and executed counterparts thereof shall have been delivered to Purchaser prior to the Closing, and no such Required Consent shall have been revoked.

Section 8.03Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties.  The representations and warranties of Purchaser contained in Section 5.01 (Organization and Standing), Section 5.02 (Authority; Execution and Delivery; Enforceability) and Section 5.06 (Brokers and Finders) (the “Purchaser Fundamental Representations”) shall be true and correct in all material respects (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) on and as of the Closing Date, with the same effect as though made on and as of such date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date). The other representations and warranties of Purchaser set forth in this Agreement (excluding the Purchaser Fundamental Representations) shall be true and correct in all respects (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) on and as of the Closing Date with the same effect as though made on and as of such date (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of any of such representations and warranties of Purchaser to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)Performance of Obligations of Purchaser.  Purchaser and its Affiliates shall have performed or complied with or caused to be performed or complied with, in all material respects, the obligations and covenants required by this Agreement to be performed or complied with by Purchaser or any of its Affiliates by the time of the Closing; provided that, with respect to obligations and covenants that are qualified by “materiality” or “Material Adverse Effect,” Purchaser shall have performed and complied with such obligations and covenants, as so qualified, in all respects.

(d)No Litigation.  No Proceeding shall be pending or threatened in writing by any of the Persons listed on Schedule 8.03(c) wherein an unfavorable Judgment would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation.

(e)Closing Deliverables.  Purchaser shall have delivered to Seller each of the items required to be delivered at the Closing pursuant to Section 3.02(b).

Section 8.04Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s or its respective Affiliates’ failure to act in good faith or to comply with its agreements set forth herein.

Article IX
TERMINATION

Section 9.01Termination.  This Agreement may be terminated, and the Acquisition and the other transactions contemplated by this Agreement abandoned, at any time prior to the Closing:

(a)by mutual written consent of Seller and Purchaser; or

(b)by either Seller or Purchaser:

(i)if consummation of the transactions contemplated hereby would violate any Law or non-appealable final Judgment of any Governmental Entity having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has materially contributed to the issuance of such non-appealable final Judgment; or

(ii)if the Closing does not occur on or prior to the date that is 120 days after the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement, including the obligations of such party under Section 6.05, has been the cause of, or resulted in, the failure of the Closing not to have occurred on or before the End Date; or

(c)by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and (ii) cannot be cured by Seller by the End Date, or if capable of being cured, shall not have commenced to have been cured by the earlier of (A) the 30th day following receipt by Seller of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 9.01(c) and the basis for such termination and (B) the End Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if Purchaser is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 8.01 or Section 8.03 not being satisfied (other than any such condition that (x) by its terms is to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Seller of its representations, warranties, covenants and agreements contained in this Agreement); or

(d)by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (ii) cannot be cured by Purchaser by the End Date, or if capable of being cured, shall not have commenced to have been cured by the earlier of (A) the 30th day following receipt by Purchaser of written notice of such breach or failure to perform from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 9.01(d) and the basis for such termination and (B) the End Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Seller is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 8.01 or Section 8.02 not being satisfied (other than any such condition that (x) by its terms is to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Purchaser of its respective representations, warranties, covenants and agreements contained in this Agreement);

Section 9.02Effect of Termination.

(a)In the event of termination by Seller or Purchaser pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force and effect (other than the provisions of Article I (Defined Terms; Interpretation), Section 6.03(a) (Confidentiality), Section 6.04 (Publicity), Section 6.11 (Seller’s Representations), this Article IX (Termination), Section 11.02 (No Third Party Beneficiaries), Section 11.03 (Expenses), Section 11.04 (Notices), Section 11.05 (Limitation on Damages), Section 11.07 (Governing Law; Jurisdiction), Section 11.08 (Service of Process), Section 11.09 (Waiver of Jury Trial), Section 11.10 (Amendments and Waivers), Section 11.12 (Joint Drafting), Section 11.14 (Counterparts) and Section 11.15 (Entire Agreement), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or Seller or their respective Affiliates or Representatives, except (i) as liability may exist pursuant to the sections specified in this Section 9.02 that survive such termination and (ii) that no such termination shall relieve any party from any liability arising out of or relating to (x) Fraud by such party or (y) any Willful Breach by such party of any representation, warranty, covenant or agreement of such party contained herein.  “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement or reasonably would be expected to cause or result in a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

(b)If the transactions contemplated by this Agreement are terminated as provided herein, all “Confidential Information” (as defined in the Confidentiality Agreement) of each party and its Affiliates shall be treated by the other party and its Affiliates and Representatives in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Article X
INDEMNIFICATION; SURVIVAL

Section 10.01Indemnification by Seller. Subject to the limitations set forth in this Article X and Section 11.05, from and after the Closing, Seller shall indemnify Purchaser and its Affiliates and each of their respective Representatives (the “Purchaser Indemnitees”) from and against, and compensate and reimburse them for, any and all Liabilities, losses, damages, fines, penalties, deficiencies, interest, awards, amounts paid in settlement, and reasonable and documented Third Party costs and expenses incurred in connection therewith, including reasonable Third Party legal fees and expenses paid or incurred in connection with any Proceeding or in connection with pursuing any insurance coverage (collectively, “Losses”), incurred by such Purchaser Indemnitees, to the extent arising out of, relating to or resulting from any of the following:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the certificate required to be delivered pursuant to Section 3.02(a)(vi), as of the date hereof or as if such representation or warranty was made on and as of the Closing Date (except, in each case, to the extent that such representations and warranties speak only as of a particular date, in which case the inaccuracy in or breach of which will be determined as of such particular date); provided, however, that, in determining whether a breach of any representation or warranty has occurred for purposes of this Section 10.01(a) or calculating the amount of Losses arising from any such breach, any and all references to materiality qualifications such as “Material Adverse Effect,” “material,” “materially” or “in all material respects” contained in any such representation or warranty shall be ignored;

(b)any breach or non-fulfillment of any covenant or agreement of Seller contained in this Agreement, including any breach or non-fulfillment of any covenant or agreement of Seller to cause the Divesting Entities to take or refrain from taking any action, or any failure of any Divesting Entity to take or refrain from taking any such action;

(c)any Excluded Asset or Retained Liability;

(d)[*****]; and

(e)[*****].

Section 10.02Indemnification by Purchaser.  Subject to the limitations set forth in this Article X and Section 11.05, from and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective Representatives (the “Seller Indemnitees”) from and against, and compensate and reimburse them for, any and all Losses incurred by such Seller Indemnitees, to the extent arising out of, relating to or resulting from any of the following:

(a)any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or the certificate required to be delivered pursuant to Section 3.02(b)(iv), as of the date hereof or as if such representation or warranty was made on and as of the Closing Date (except, in each case, to the extent such representations and warranties speak only as of a particular date, in which case the inaccuracy in or breach of which will be determined as of such particular date); provided, however, that, in determining whether a breach of any representation or warranty has occurred for purposes of this Section 10.02(a) or calculating the amount of Losses arising from any such breach, any and all references to materiality qualifications such as “Purchaser Material Adverse Effect,” “material,” “materially” or “in all material respects” contained in any such representation or warranty shall be ignored;

(b)any breach or non-fulfillment of any covenant or agreement of Purchaser contained in this Agreement, including any breach or non-fulfillment of any covenant or agreement of Purchaser to cause any of its Affiliates to take or refrain from taking any action, or any failure of any such Affiliate to take or refrain from taking any such action;

(c)any Assumed Liability;

(d)[*****];

(e)[*****];

(f)any Seller Guarantees that are not replaced by Purchaser or from which Seller and its Affiliates are not otherwise released as provided in Section 6.14, excluding any and all Liabilities under such Seller Guarantees arising from or relating to any nonperformance, breach, default, violation or other act or failure to act by Seller or any of its Affiliates occurring on or before the Closing Date or any event, circumstance or condition occurring or existing on or before the Closing Date; and

(g)in the event Seller has not obtained a full release from the landlord under the Chelsea Lease effective as of the Closing Date, any and all Liabilities under the Chelsea Lease arising after and relating to periods from and after the Effective Time, excluding any and all Liabilities arising from or relating to any nonperformance, breach, default or violation under or in respect of the Chelsea Lease by Seller or any of its Affiliates occurring on or before the Closing Date or any event, circumstance or condition occurring or existing on or before the Closing Date.

Section 10.03Indemnification Procedures.

(a)Third Party Claims.

(i)If any Purchaser Indemnitee or Seller Indemnitee (the “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any claim by a Third Party or the imposition of any penalty or assessment for which indemnity may be sought under Section 10.01 or Section 10.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article X, the Indemnified Party shall promptly (but no later than 30 days after receiving such notice) provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent reasonably practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice in accordance with this Section 10.03(a)(i) will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(ii)The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to the Indemnified Party whether it is assuming and controlling the defense, appeal or settlement proceedings thereof with counsel of the Indemnifying Party’s choice; provided, however, that the Indemnifying Party shall not have the right to assume or control the defense, appeal or settlement proceedings of any such Third Party Claim (A) that is a criminal or quasi-criminal Proceeding or that seeks an injunction, specific performance or other equitable relief against the Indemnified Party, (B) with respect to which, upon the written advice of the Indemnified Party’s outside counsel, there is an actual conflict of interest between the Indemnifying Party and the Indemnified Party,  (C) where such assumption or control by the Indemnifying Party could, in the good faith judgment of the Indemnified Party, adversely affect the Indemnified Party's ability to recover under the R&W Policy or cause the Indemnified Party to lose such coverage, (D) the resolution of which could, in the good faith judgment of the Indemnified Party, establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (E) if the Indemnifying Party is not, in the reasonable good-faith opinion of the Indemnified Party, conducting the defense, appeal or settlement of such Third Party Claim diligently and in good faith.  The Indemnified Party shall diligently conduct such defense, appeal or settlement (including the making of all filings and responses due during such time) during the period prior to the assumption of such defense, appeal or settlement proceeding by the Indemnifying Party, or the expiration of such 30-day notice period.  So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (1) the Indemnified Party may retain separate co-counsel at the Indemnified Party’s sole cost and expense and participate in (but not control) the defense, appeal or settlement proceedings of the Third Party Claim, (2) the Indemnified Party will not admit any liability, file any papers or consent to the entry of any Judgment or enter into any settlement agreement, compromise or discharge with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), (3) the Indemnifying Party will not admit to any wrongdoing by the Indemnified Party and (4) the Indemnifying Party will not consent to the entry of any Judgment or enter into any settlement with respect to such Third Party Claim unless (x) the Indemnifying Party obtains the prior written consent of the Indemnified Party with respect to such Judgment or settlement (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) all amounts required to be paid pursuant to such Judgment or settlement will be paid in full by the Indemnifying Party and such Judgment or settlement includes a complete, unconditional and irrevocable release of the Indemnified Party from all Liability with respect to such Third Party Claim, does not include or involve any finding or admission of any wrongdoing or fault on the part of the Indemnified Party, and does not impose any injunction or other equitable relief or non-monetary obligations on the Indemnified Party.  As to any Third Party Claim with respect to which the Indemnifying Party does not elect to assume control of the defense, appeal or settlement proceedings thereof or is prohibited from assuming or controlling or loses the right to assume and control the defense, appeal or settlement proceedings thereof pursuant to this Section 10.03(a)(ii), the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, appeal or settlement proceedings, at the Indemnifying Party’s cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same.

(iii)The parties hereto will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims.  The parties hereto will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto; provided that neither party hereto will be required to furnish any such information that would (in the reasonable judgment of such party on advice of counsel) be reasonably likely to (A) waive any privileges, including the attorney-client privilege, held by such party or any of its Affiliates or (B) breach any duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise) or any Contract with any other Person or violate any applicable Law (provided that such party shall use reasonable best efforts to obtain any required Consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access).

(iv)Whether or not the Indemnifying Party has assumed or controls the defense, appeal or settlement proceedings with respect to a Third Party Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any Judgment that was consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)Other Claims.

(i)As soon as reasonably practicable after an Indemnified Party becomes aware of any claim that does not involve a Third Party Claim that might result in Losses for which such Indemnified Party may be entitled to indemnification under this Article X (a “Direct Claim”), the Indemnified Party shall provide written notice (a “Claim Notice”) to the Indemnifying Party stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Direct Claim), the method of computation thereof (to the extent known or estimated) and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Direct Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such Claim Notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(ii)Following receipt of a Claim Notice from an Indemnified Party, the Indemnifying Party shall have 30 days to make such investigation of the Direct Claim as the Indemnifying Party reasonably deems necessary or desirable.  For purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party or its Representatives the information relied on by the Indemnified Party to substantiate the Direct Claim and all other information in the Indemnified Party’s possession or under the Indemnified Party’s control that the Indemnifying Party reasonably requests.

(iii)Within such 30-day period, an Indemnifying Party may object to any Direct Claim set forth in such Claim Notice by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Objection Notice”).  Such Indemnification Objection Notice must describe the grounds for such objection in reasonable detail.  If an Indemnification Objection Notice is not delivered by the Indemnifying Party to the Indemnified Party within 30 days after receipt by the Indemnifying Party of the Claim Notice (the “Indemnification Objection Period”), such failure to so object shall be an acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to indemnification under Article X for the full amount of the Losses set forth in such Claim Notice.

(iv)If an Indemnifying Party shall object in writing during the Indemnification Objection Period to any Direct Claim or Direct Claims by an Indemnified Party made in any Claim Notice, the Indemnified Party shall have 30 days after its receipt of the Indemnification Objection Notice to respond in a written statement to such objection.  If after such 30-day period there remains a dispute as to any Direct Claims, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 20 days (or any mutually agreed upon extension thereof) thereafter to agree in writing upon the rights of the respective parties with respect to each of such Direct Claims.  If no such written agreement can be reached after good faith negotiation, each of the Indemnifying Party and the Indemnified Party may take action to resolve the objection in accordance with Section 11.07.

Section 10.04Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)solely with respect to claims for indemnification under Section 10.01(a), except in the case of Fraud, Seller shall only be liable for [*****] of the amount of any Losses for which the Purchaser Indemnitees would otherwise (but for the provisions of this paragraph) be entitled to indemnification under Section 10.01(a); provided, however, that Seller shall not have any liability under Section 10.01(a) until the aggregate amount of all Losses indemnifiable by Seller thereunder exceeds an amount equal to $[*****], in which event Seller shall be required to pay or be liable for all such Losses from the first dollar of Loss;

(b)except in the case of Fraud, Seller’s aggregate maximum liability under Section 10.01(a) shall not exceed $[*****] (the “Indemnity Cap”);

(c)except in the case of Fraud, Seller’s aggregate maximum liability under Section 10.01(b) shall not exceed [*****];

(d)Seller’s aggregate maximum liability under Section 10.01(e) shall not exceed $[*****];

(e)with respect to any Third Party Claim based upon, resulting from or arising out of the operation of the Chelsea Facility, or the ownership, occupancy, use, sale, license or lease of the Transferred Assets, both on or prior to the Closing Date and after the Closing Date, Seller’s obligation to indemnify the Purchaser Indemnitees under Section 10.01(d), on the one hand, and Purchaser’s obligation to indemnify the Seller Indemnitees under Section 10.02(d), on the other hand, with respect to such Third Party Claim shall be based on Seller’s and Purchaser’s relative fault or other responsibility with respect to the subject matter of such Third Party Claim;

(f)no party shall have any liability for an otherwise indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable, so long as the claim for such Loss was timely submitted pursuant to the provisions of this Article X;

(g)no party shall be liable for any Losses to the extent the Purchaser Indemnitees or the Seller Indemnitees, as applicable, failed to use commercially reasonable efforts to mitigate such Losses in accordance with applicable Laws; and

(h)no party shall be liable for any otherwise indemnifiable Loss arising out of any breach of any representation, warranty, covenant or agreement of such party unless a claim therefor is asserted by the Indemnified Party within the applicable Survival Period specified in Section 10.09, failing which such claim shall be waived and extinguished.

Section 10.05Calculation of Indemnity Payments.

(a)The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts actually recovered by the Indemnified Party from a Third Party, including under insurance policies (after giving effect to any deductible, retention or loss-rated premium adjustment) with respect to such Loss (net of reasonable and documented out-of-

pocket expenses incurred in obtaining such recovery, including reasonable attorneys’ fees and expenses).

(b)If an Indemnified Party recovers an amount from a Third Party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article X, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) (A) the amount paid to the Indemnified Party by the Indemnifying Party in respect of such Losses plus (B) the amount received by the Indemnified Party from such Third Party in respect of such Losses (net of reasonable and documented out-of-pocket expenses incurred in obtaining such recovery, including reasonable attorneys’ fees and expenses) over (ii) the full amount of the Losses.

(c)Each party hereto shall, and shall cause its respective Affiliates to, take commercially reasonable steps to mitigate any Loss indemnifiable hereunder upon and after becoming aware of any event that could reasonably be expected to give rise to any Loss.  No party shall be entitled to any payment or indemnification hereunder for any amount if and to the extent such party has been otherwise previously indemnified, paid or reimbursed for such amount pursuant to this Article X or any other provision of this Agreement.

Section 10.06Payment of Indemnification Claims.  After a Loss is agreed to or accepted by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations with respect to the payment of such Loss within 10 Business Days of such agreement or acceptance or final, non-appealable adjudication as follows:

(a)Any indemnification payments owed by Seller to a Purchaser Indemnitee pursuant to Section 10.01(a) shall be satisfied: (i) first, by Seller by wire transfer of immediately available funds to an account designated in writing by Purchaser in an amount not to exceed the Indemnity Cap; and (ii) second, except in the case of Fraud, solely and exclusively from the R&W Policy, if and to the extent such Loss is covered thereby.

(b)Any indemnification payments owed by Seller to a Purchaser Indemnitee pursuant to Sections 10.01(b), (c), (d) or (e) shall be paid by Seller to such Purchaser Indemnitee, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, to be disbursed to the applicable Purchaser Indemnitee.

(c)Any indemnification payments owed by Purchaser to a Seller Indemnitee pursuant to Section 10.02 shall be paid by Purchaser to such Seller Indemnitee by wire transfer of immediately available funds to an account or accounts designated by Seller, to be disbursed to the applicable Seller Indemnitee.

Section 10.07Exclusive Remedy.

(a)Except (i) for the determination of the Final Purchase Price in accordance with Section 3.03, (ii) as provided in Section 11.11 (Specific Performance) and (iii) for claims for Fraud, and subject to Purchaser’s rights pursuant to the R&W Policy, from and after the Closing, each party’s sole and exclusive remedy with respect to any and all claims against the other parties hereto or their Affiliates or Representatives relating to this Agreement or the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Article X.  In furtherance of the foregoing, except as provided in Section 11.11 (Specific Performance) and except for claims for Fraud, each party hereto hereby waives, from and after the Closing, any and all rights, claims and causes of action whether based on or in warranty, contract, tort (including negligence or strict liability) or otherwise that such party or any Purchaser Indemnitee or Seller Indemnitee, as applicable, may have against the other party, any of its Affiliates or any other Person, arising under or based upon any Law (including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation and Liability Act), except pursuant to the indemnification provisions set forth in this Article X.  Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser or Seller after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.  Except for Fraud, no past, present or future Representative, incorporator, member, partner or stockholder of Seller or any of its Affiliates shall have any liability, whether based on or in warranty, contract, tort (including negligence or strict liability) or otherwise, for any obligations or liabilities of Seller or any of its Affiliates arising under, in connection with or related to this Agreement or for any claim based on, in respect of or by reason of the Acquisition, including any alleged non-disclosure or misrepresentations made by any such Persons.  Except for Fraud, no past, present or future Representative, incorporator, member, partner or stockholder of Purchaser or any of its Affiliates shall have any liability, whether based on or in warranty, contract, tort (including negligence or strict liability) or otherwise, for any obligations or liabilities of Purchaser or any of its Affiliates arising under, in connection with or related to this Agreement or for any claim based on, in respect of or by reason of the Acquisition, including any alleged non-disclosure or misrepresentations made by any such Persons. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 10.07 or elsewhere in this Agreement shall limit or affect the rights and remedies available to the parties thereto under the Ancillary Agreements.

(b)For the avoidance of doubt, Section 10.06(a) shall remain in full force and effect irrespective of whether (i) the R&W Policy is never issued to Purchaser, (ii) the R&W Policy is revoked, cancelled or modified in any manner or (iii) any Purchaser Indemnitee makes a claim under the R&W Policy and such claim is denied by the R&W Insurer.

Section 10.08Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination of a Taxing Authority provides otherwise.

Section 10.09Survival.  The representations and warranties contained herein or in any certificate delivered in accordance with Section 3.02(a)(iv) or Section 3.02(b)(vi), as applicable, shall survive the Closing and remain in full force and effect until the 12-month anniversary of the Closing Date; provided, however, that the Seller Fundamental Representations, the Purchaser Fundamental Representations and the representations or warranties set forth in Section 4.07 (Taxes) and Section 4.12 (Environmental Matters) shall survive the Closing and remain in full force and effect until the 60th day following the expiration of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof).  All of the covenants or agreements of the parties contained herein shall survive the Closing in accordance with their respective terms, or, if no such term is specified, until the expiration of the applicable statute of limitations.  Seller’s indemnification obligations under Section 10.01(e) shall survive the Closing and remain in full force and effect until the [*****] anniversary of the Closing Date, whereupon such obligations shall cease and be of no further force or effect.  In each case above, the survival period of a representation, warranty or covenant provided in this Section 10.09 is hereinafter referred to as a “Survival Period.”  Notwithstanding the foregoing, any claims for inaccuracy or breach of any representation, warranty, covenant or agreement or for indemnification pursuant to Section 10.01(e) asserted in writing in accordance with this Article X prior to the expiration date of the Survival Period for such representation, warranty, covenant, agreement or indemnification right shall not thereafter be barred by the expiration of such Survival Period and the claim(s) made with respect to such representation, warranty, covenant, agreement or indemnification right shall survive until such claims have been finally resolved.

Section 10.10No Setoff Rights.  Neither party hereto shall have any right of setoff of any amounts due and payable, or any Losses arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Losses arising, under any Ancillary Agreement or any other agreement between Seller and Purchaser or any of their respective Affiliates.  The payment obligations under each of this Agreement, the Ancillary Agreements and such other agreements remain independent obligations of each party, irrespective of any amounts owed to any other party under this Agreement, the Ancillary Agreements or such other agreements.

Section 10.11No Effect on R&W Policy.  Notwithstanding anything to the contrary contained herein, no limitations (including any Survival Periods and other limitations set forth in this Article X), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Purchaser to make claims under or recover under the R&W Policy; it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

Section 10.12Environmental Indemnification.

(a)Notwithstanding anything to the contrary contained in this Agreement, solely with respect to claims for indemnification under Section 10.01(c) with respect to Retained Environmental Liabilities, such indemnification obligation shall not apply:

(i)if and to the extent that Seller does not control (to the extent it is entitled to control pursuant to Section 10.12(b)), or Purchaser unreasonably fails to cooperate with Seller in accordance with Section 10.12(b) with respect to, any Remedial Action in respect of such Retained Environmental Liabilities;

(ii)unless such Retained Environmental Liabilities arise as a result of (A) any Remedial Action required by Environmental Law or a written Judgment, including any written order or demand, from a Governmental Entity in the exercise of its lawful authority or (B) a Third Party Claim;

(iii)with respect to any Retained Environmental Liabilities arising or resulting from, or relating to, any Remedial Action associated with the clean-up of Hazardous

Substances or Hazardous Wastes to levels more stringent than the levels required under applicable Environmental Laws for industrial use of the property as it is used at the time of the Closing, including the use of reasonable institutional controls, at the time of such Purchaser Indemnitee’s claim for indemnification for such Retained Environmental Liabilities pursuant to Section 10.01(c) (in the case of direct claims) or at the time such Purchaser Indemnitee receives a Third Party Claim with respect to Retained Environmental Liabilities indemnifiable pursuant to Section 10.01(c) (in the case of a Third Party Claim);

(iv)with respect to any Retained Environmental Liabilities to the extent discovered, incurred or increased as a result of [*****];

(v)with respect to any Retained Environmental Liabilities exacerbated by [*****]; or

(vi)with respect to any Retained Environmental Liabilities arising or resulting from, or relating to, [*****].

(b)Purchaser shall notify Seller in writing prior to commencing any Remedial Action at the Chelsea Facility, or responding to a Governmental Entity’s request or demand, in respect of which Retained Environmental Liabilities are indemnifiable, in whole or in part, by Seller pursuant to Section 10.01(c), unless immediate or emergency action is required pursuant to Environmental Laws, in which case notice shall be provided as soon as is practicable.  Seller shall have the option to control any such Remedial Action by providing written notice to Purchaser as promptly as practicable (but in any event no later than 10 days) after receipt of such written notice from Purchaser.  Purchaser shall be entitled to control any Remedial Action at the Chelsea Facility that is not assumed by Seller in accordance with the immediately preceding sentence or in respect of which Retained Environmental Liabilities are not indemnifiable, in whole or in part, by Seller pursuant to Section 10.01(c).  Further, Purchaser shall be entitled to assume control of any Remedial Action assumed by Seller if (x) Seller fails to discharge promptly and diligently, or in the reasonable good-faith judgment of Purchaser appears unlikely to discharge promptly and diligently, within the time required (if a time is specified for compliance) any of its duties as required to comply with any Judgment, Environmental Law or the terms of any agreement related to the Remedial Action and (y) Seller fails to cure promptly and diligently under the circumstances any claimed or anticipated failure following reasonable notice of such claimed or anticipated failure.  The parties hereto shall reasonably cooperate with each other in connection with any Remedial Action in respect of which Retained Environmental Liabilities are indemnifiable, in whole or in part, pursuant to Section 10.01(c), including by (i) Purchaser and its Affiliates granting Seller and its Representatives reasonable access to the Chelsea Facility for purposes of conducting such Remedial Action, (ii) the party controlling such Remedial Action promptly providing copies of all written notices, draft submissions, draft work plans, and similar draft documents relating to such Remedial Action to the non-controlling party and (iii) the party controlling such Remedial Action providing the non-controlling party with a reasonable opportunity to comment in advance on any submissions intended for delivery or submission to a Governmental Entity in connection with such Remedial Action, and taking into account any such comments in good faith.  The parties hereto shall each use commercially reasonable efforts to limit the costs of any Remedial Action indemnifiable, in whole or in part, by Seller, including the reasonable use of institutional controls.

(c)Without Seller’s advance written consent, neither Purchaser nor any of its Affiliates shall approach, or initiate any discussions with, any Governmental Entities for the purpose of initiating any Remedial Action in respect of Retained Environmental Liabilities that are reasonably likely to be indemnifiable by Seller pursuant to Section 10.01(c), except as required by Environmental Law or a Judgment or in response to a Governmental Entity’s request or demand (in which case, Purchaser shall (if permitted to do so pursuant to applicable Law or such Judgment or Governmental Entity request or demand) provide detailed written notice of any such discussions to Seller within five Business Days following their initiation, provided that failure of Purchaser to give such notice will not relieve Seller from its indemnification obligations pursuant to Section 10.01(c), except to the extent that Seller is actually prejudiced thereby).

Article XI
MISCELLANEOUS

Section 11.01Assignment.  Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Purchaser or Seller without the prior written consent of Seller (in the case of Purchaser) or Purchaser (in the case of Seller), as applicable; provided, however, that (a) Seller and its permitted assignees may assign any of its rights and obligations hereunder without the prior written consent of Purchaser (i) to any Affiliate of Seller or (ii) to a Third Party in connection with a sale or transfer (by means of a merger, stock sale, asset purchase or otherwise) of all or substantially all of the assets and business of Seller and its Affiliates to such Third Party, and (b) Purchaser and its permitted assignees may assign any of its rights or obligations hereunder without the prior written consent of Seller (i) to any Affiliate of Purchaser or (ii) to a Third Party in connection with a sale or transfer to such Third Party (by means of a merger, stock sale, asset purchase or otherwise) of all or substantially all of the assets and business of (A) Purchaser and its Affiliates or (B) Purchaser’s and its Affiliates’ oral and specialty delivery operating division (or, in the event of any restructuring by Purchaser of its operating divisions after the date hereof, any successor of such operating division of which the Transferred Assets may hereafter become a part).  Subject to the first sentence of this Section 11.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 11.01 shall be null and void.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.02No Third-Party Beneficiaries.  Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder; provided, however, that (subject to Section 7.05), Purchaser expressly agrees that Seller may seek to enforce Purchaser’s compliance with the provisions of Article VII for the benefit of any Transferred Employee (or beneficiary or dependent thereof) notwithstanding that Seller may itself not have suffered any damages as a result of Purchaser’s noncompliance.  For avoidance of doubt, no Transferred Employee (or beneficiary or dependent thereof) shall be entitled to enforce, assert or pursue any claim with respect to or receive or recover any damages or other amount for breach of Article VII.

Section 11.03Expenses.  Whether or not the Closing occurs, each of the parties hereto shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.

Section 11.04Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient with written confirmation of receipt, (c) one Business Day following sending by overnight delivery via a national courier service, or (d) when sent by confirmed electronic mail, if sent during normal business hours of recipient on a Business Day, or on the next Business Day if sent by confirmed electronic mail after normal business hours of recipient or on a day that is not a Business Day, in each case, addressed to a party hereto at the following address for such party:

(i)if to Seller,

Acorda Therapeutics, Inc.

420 Saw Mill River Road

Ardsley, NY 10502

Attention:  Deputy General Counsel

Email: [*****]

with copies (which shall not constitute effective notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention:  Patrick Manchester

Email: [*****]

(ii)if to Purchaser,

Catalent Pharma Solutions

14 Schoolhouse Road

Somerset, NJ 08873

Attention:  General Counsel

Email: [*****]

with copies (which shall not constitute effective notice) to:

Duane Morris LLP

30 S. 17th Street

Philadelphia, PA 19103

Attention: Richard Silfen

Email:  [*****]

Attention: Dana Blakslee

Email:  [*****]

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto at least 10 days prior to such address(es) taking effect in accordance with the provisions of this Section 11.04.

Section 11.05Limitation on Damages.  Notwithstanding anything to the contrary contained in this Agreement, to the maximum extent permitted by applicable Law, in no event shall either party hereto be liable in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated hereby for special, indirect, incidental, exemplary, punitive or consequential damages, for lost or anticipated profits, revenues or opportunities, diminution in value or business interruption, or for any damages calculated by reference to a multiplier of revenue, profits, EBITDA or similar methodology, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder and whether or not based on or in warranty, contract, tort (including negligence or strict liability) or otherwise; provided that the foregoing shall not limit any Losses recoverable with respect to Third Party Claims.

Section 11.06Severability.  In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction, and in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and reasonably acceptable to the parties hereto.

Section 11.07Governing Law; Jurisdiction.

(a)This Agreement, the negotiation, execution or performance of this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the Laws of the State of New York, without reference to its conflicts of law principles that would refer the construction, validity, interpretation or enforceability of, or the resolution of any Dispute under, this Agreement to the substantive Laws of another jurisdiction.

(b)Subject to Section 11.11, each party hereto irrevocably and unconditionally agrees that any Proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have jurisdiction, the state courts of New York located in New York County, and hereby irrevocably and unconditionally accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.  Notwithstanding anything to the contrary in the foregoing, any party may execute and enforce any Judgment obtained in any such Proceeding in any court of competent jurisdiction.

Section 11.08Service of Process.  Each party hereto consents to service of any process, summons, notice or document which may be served in any Proceeding in the United States District Court for the Southern District of New York or the state courts of New York located in New York County, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 11.04, to such party’s respective address set forth in Section 11.04.

Section 11.09Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.09.

Section 11.10Amendments and Waivers.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.  No failure or delay by any party in exercising any right, power or privilege hereunder, and no course of dealing between the parties hereto, shall be effective to amend or waive any provision of this Agreement.

Section 11.11Specific Performance.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement.  Each party hereto agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the other party otherwise has an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.12Joint Drafting. The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

Section 11.13Fulfillment of Obligations.

(a)Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

(b)Each of Seller and Purchaser shall take any and all actions necessary to cause its Affiliates (including, for avoidance of doubt in the case of Seller, the other Divesting Entities) to perform and fulfill their covenants, obligations and agreements under this Agreement and any Ancillary Agreement to which an Affiliate of Seller or Purchaser, as applicable, is a party.

Section 11.14Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

Section 11.15Entire Agreement.  This Agreement, and the Exhibits and Schedules, including the Seller Disclosure Schedule, annexed hereto, the Confidentiality Agreement and the Ancillary Agreements constitute the entire understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersede all understandings, negotiations, discussions, conversations, representations and promises, whether written or oral, with respect to the subject matter hereof and thereof.  Except in the case of Fraud, the parties hereto agree to define their rights, liabilities and obligations with respect to such understanding and the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the Ancillary Agreements.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

ACORDA THERAPEUTICS, INC.
by:	/s/Ron Cohen
Name: Ron Cohen
Title: President and Chief Executive Officer
CATALENT PHARMA SOLUTIONS, INC.
by:	/s/Jonathan Arnold
Name: Jonathan Arnold
Title: President, Oral & Specialty Delivery

Signature Page

Asset Purchase Agreement